Exhibit 10.1

EXECUTION COPY

CREDIT AGREEMENT

dated as of

August 26, 2009,

among

US ONCOLOGY HOLDINGS, INC.

US ONCOLOGY, INC.,

as Borrower

The Lenders Party Hereto,

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Administrative Agent and Collateral Agent

MORGAN STANLEY SENIOR FUNDING, INC.,

and

WELLS FARGO BANK, N.A.,

as Syndication Agents

and

JPMORGAN CHASE BANK, N.A.,

as Documentation Agent

DEUTSCHE BANK SECURITIES INC.,

as Co-Lead Arranger and Joint Bookrunner

J.P. MORGAN SECURITIES INC.,

as Co-Lead Arranger and Joint Bookrunner

MORGAN STANLEY SENIOR FUNDING, INC.,

as Co-Lead Arranger and Joint Bookrunner

WELLS FARGO SECURITIES, LLC,

as Co-Lead Arranger and Joint Bookrunner

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Table of Contents (Cont.)

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Table of Contents (Cont.)

SCHEDULES:

Schedule 1.01	—	Mortgaged Property
Schedule 2.01	—	Commitments
Schedule 2.05	—	Existing Letters of Credit
Schedule 3.05	—	Real Property
Schedule 3.12	—	Subsidiaries
Schedule 3.13	—	Insurance
Schedule 3.16	—	Physician Notes
Schedule 4.01	—	Subsidiary Loan Party Jurisdiction of Organization
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04	—	Existing Investments
Schedule 6.09	—	Existing Transactions with Affiliates
Schedule 6.10	—	Existing Restrictions

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B-1	—	Form of Opinion of Ropes & Gray LLP
Exhibit B-2	—	Form of Opinion of Local Counsel
Exhibit C	—	Form of Collateral Agreement
Exhibit D	—	Form of Perfection Certificate

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Table of contents (cont.)

Exhibit E	—	Form of Borrowing Request
Exhibit F	—	Form of Interest Election Request
Exhibit G	—	Form of Letter of Credit Request
Exhibit H	—	Form of Officers’ Certificate
Exhibit I	—	Form of Intercreditor Agreement

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CREDIT AGREEMENT dated as of August 26, 2009, among US ONCOLOGY HOLDINGS, INC., a Delaware corporation, US ONCOLOGY, INC., a Delaware corporation, the LENDERS party hereto, DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent and Collateral Agent, MORGAN STANLEY SENIOR FUNDING, INC., and WELLS FARGO BANK, N.A., as Syndication Agents and JPMORGAN CHASE BANK, N.A., as Documentation Agent.

The Borrower has requested that the Lenders extend credit in the form of Revolving Loans, Swingline Loans and Letters of Credit (each, as defined below) at any time and from time to time during the Availability Period, in an aggregate principal amount at any time outstanding not to exceed $120,000,000 (subject to increase as and to the extent provided in Section 2.20).

The proceeds of Revolving Loans, Swingline Loans and Letters of Credit will be used by the Borrower for working capital and general corporate purposes.

The Lenders are willing to extend such credit to the Borrower, and the Issuing Bank is willing to issue Letters of Credit for the account of the Borrower, on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“9% Senior Notes” means the senior notes due 2012 issued by the Borrower on August 20, 2004 in an aggregate principal amount of $300,000,000 and the Indebtedness represented thereby.

“9 5/8% Senior Subordinated Notes” means the 9 5/8% Senior Subordinated Notes due 2012 issued by the Borrower on February 1, 2002 in the aggregate principal amount outstanding as of the Effective Date of $3,000,000 and the Indebtedness represented thereby.

“9 5/ 8% Senior Subordinated Notes Documents” means the indenture dated as of February 1, 2002, among the Borrower, the Subsidiaries listed therein and Bank of New York Mellon, as trustee (as successor to JP Morgan Chase Bank), in respect of the 9 5/ 8% Senior Subordinated Notes and all other instruments, agreements and other documents evidencing or governing the 9 5/8% Senior Subordinated Notes or providing for any Guarantee or other right in respect thereof.

“10 3/4% Senior Subordinated Notes” means the Senior Subordinated Notes due 2014 issued by the Borrower on August 20, 2004 in the aggregate principal amount of $275,000,000 and the Indebtedness represented thereby.

“10 3/ 4% Senior Subordinated Notes Documents” means the indenture dated as of August 20, 2004, among the Borrower, the Subsidiaries listed therein and Wilmington Trust

FSB, as trustee (as successor to Bank of America, N.A. (as successor by merger to LaSalle Bank National Association)), in respect of the 10 3/4% Senior Subordinated Notes and all other instruments, agreements and other documents evidencing or governing the 10 3/4% Senior Subordinated Notes or providing for any Guarantee or other right in respect thereof.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Additional Lender” has the meaning set forth in Section 2.20.

“Additional Physician Affiliation” means (a) (i) the execution of a Management Services Agreement between the Borrower or any Subsidiary and a physician or a physician practice or (ii) the addition of a physician or a physician practice to an existing Affiliated Practice and (b) the acquisition of any related assets.

“Additional Physician Notes” means subordinated notes issued by the Borrower to physicians in connection with a Management Services Agreement that (a) are subordinated to the Obligations on terms no less favorable to the Lenders than the terms of the Physician Notes, (b) will not mature prior to the date that is five years from the date of the issuance thereof and (c) contain other terms (including covenants, events of default, remedies, redemption provisions and sinking fund provisions, but excluding interest and amortization provisions and redemption premiums) not materially less favorable to the Lenders than the terms of the Physician Notes.

“Additional Second Lien Debt” means Indebtedness of the Borrower that (a) does not have a stated maturity date prior to the date that is 180 days after the Maturity Date, (b) does not require any scheduled payment of principal (including pursuant to a sinking fund obligation) or amortization prior to the date that is 180 days after the Maturity Date and (c) is secured as and to the extent permitted by Section 6.02(xv), provided that at the time of the Incurrence of such Indebtedness, (i) the Borrower and the Subsidiaries are in compliance with such Section 6.12 on a pro forma basis for such Incurrence in accordance with Section 1.05 and (ii) the Borrower has delivered to the Administrative Agent an officer’s certificate to such effect, together with all relevant financial information reasonably requested by the Administrative Agent.

“Additional Subordinated Debt” means unsecured Indebtedness of the Borrower that (a) does not have a stated maturity date prior to the date that is 180 days after the Maturity Date, (b) does not require any scheduled payment of principal (including pursuant to a sinking fund obligation) or amortization prior to the date that is 180 days after the Maturity Date and (c) is subordinated to the Obligations on terms no less favorable to the Lenders than the terms of the 10 3/4% Senior Subordinated Notes, provided that at the time of the Incurrence of such Indebtedness, (i) the Borrower and the Subsidiaries are in compliance with such Section 6.12 on a pro forma basis for such Incurrence in accordance with Section 1.05 and (ii) the Borrower has delivered to the Administrative Agent an officer’s certificate to such effect, together with all relevant financial information reasonably requested by the Administrative Agent.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means Deutsche Bank Trust Company Americas, in its capacity as administrative agent for the Lenders under the Loan Documents.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the Person specified.

“Affiliated Practice” means any physician practice entity that is a party to, or employs, is owned by or whose member or members are physicians who are party to, a Management Services Agreement.

“Agents” means the Administrative Agent, the Collateral Agent, the Syndication Agents and the Documentation Agent.

“Aggregate Exposures” means, at any time, the sum of the Exposures of all Lenders at such time.

“Agreement” means this Credit Agreement, as the same may be renewed, extended, modified, supplemented or amended from time to time (including, without limitation, pursuant to an Incremental Facility Amendment).

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the sum of 1.00% plus the one month Adjusted LIBO Rate for such day and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Adjusted LIBO Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate, the Adjusted LIBO Rate or the Federal Funds Effective Rate, respectively. For purposes of this definition, the Adjusted LIBO Rate shall be determined using the Adjusted LIBO Rate as otherwise determined by the Administrative Agent in accordance with the definition of Adjusted LIBO Rate, except that (x) if a given day is a Business Day, such determination shall be made on such day (rather than two Business Days prior to the commencement of an Interest Period) and (y) if a given day is not a Business Day, the Adjusted LIBO Rate for such day shall be the rate determined by the Administrative Agent pursuant to preceding clause (x) for the most recent Business Day preceding such day.

“Applicable Percentage” means, with respect to any Lender, the percentage of the aggregate Commitments represented by such Lender’s Commitment; provided that in the case of Section 2.04(d) and Section 2.05(b)(ii) when a Defaulting Lender shall exist, any such Defaulting Lender’s Commitment shall be disregarded in any calculation. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments that occur thereafter.

“Applicable Rate” means a percentage per annum equal to (i) in the case of Revolving Loans maintained as (A) ABR Loans, 3.50% and (B) Eurodollar Loans, 4.50%; and (ii) in the case of Swingline Loans, 3.50%.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Arranger” means each of the financial institutions listed on the cover page to this Agreement with the title “Co-Lead Arranger and Joint Bookrunner”.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of (a) the Maturity Date and (b) the date of termination of the Commitments.

“Average Life” means, as of any date of determination, with respect to any Indebtedness or preferred stock, the quotient obtained by dividing (x) the sum of the product of the number of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such preferred stock multiplied by the amount of such payment by (y) the sum of all such payments.

“Back-Stop Arrangements” shall mean, collectively, Letter of Credit Back-Stop Arrangements and Swingline Back-Stop Arrangements.

“Bankruptcy Code” has the meaning set forth in Section 7.01(h).

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means the Board of Directors of the Borrower or any committee thereof duly authorized to act on behalf of such board.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Borrower to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification.

“Borrower” means US Oncology, Inc., a Delaware corporation.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, provided that a written Borrowing Request shall be substantially in the form of Exhibit E, or such other form as shall be approved by the Administrative Agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed, provided that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock Sale Proceeds” means the aggregate cash proceeds received by the Borrower from the issuance or sale (other than to a subsidiary of Borrower or an employee stock ownership plan or trust established by the Borrower or any such subsidiary for the benefit of their employees) by the Borrower of its Equity Interests (other than Disqualified Preferred Stock) after the Effective Date, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Change in Control” means:

(a) the acquisition of record ownership by any Person other than Holdings of any Equity Interests in the Borrower, other than the acquisition of record ownership of Equity Interests in the Borrower by a Succeeding Holdings subject to compliance with Section 5.16 hereof; or

(b) prior to an IPO, the failure by the Permitted Investors to own, directly or indirectly, beneficially and of record, Equity Interests in Holdings representing at least a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in Holdings; or

(c) after an IPO, (i) the acquisition of ownership, directly or indirectly, beneficially and of record, by any (A) Person (other than one or more Permitted Investors) or (B) Persons (other than one or more Permitted Investors) that are together a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended, or any successor provision) of Equity Interests in Holdings representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in Holdings and (ii) the ownership, directly or indirectly, beneficially and of record, by the Permitted Investors of Equity Interests in Holdings representing in the aggregate a lesser percentage of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in Holdings than such Person or group; or

(d) occupation of a majority of the seats (other than vacant seats) on the Board of Directors of Holdings by Persons who were not (i) nominated by the Board of Directors of Holdings, (ii) appointed by directors so nominated or (iii) nominated by one or more of the Permitted Investors; or

(e) the occurrence of a “Change of Control”, as defined in any of the Senior Secured Notes Documents, the 10 3/4% Senior Subordinated Notes Documents, the Holdings Floating Rate Notes Documents, any indenture or other instrument, agreement or other document evidencing or governing any Additional Second Lien Debt, any Additional Subordinated Debt or any Qualified Holdings Notes or any certificate of designations relating to the Qualified Preferred Stock.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“CLO” has the meaning assigned to such term in Section 9.04.

“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, as amended from time to time.

“Collateral” means any and all “Collateral,” as defined in any applicable Security Document.

“Collateral Agent” means Deutsche Bank Trust Company Americas, in its capacity as collateral agent for the Lenders under this Agreement and any Security Document.

“Collateral Agreement” means the Guarantee and Collateral Agreement among the Loan Parties and the Collateral Agent, substantially in the form of Exhibit C.

“Collateral and Guarantee Requirement” means the requirement that:

(a) the Collateral Agent shall have received from each Loan Party either (i) a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Loan Party or (ii) in the case of any Person that becomes a Loan Party after the Effective Date, a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Loan Party;

(b) all outstanding Equity Interests of (i) the Borrower and (ii) each wholly-owned Subsidiary owned directly by any Loan Party shall have been pledged pursuant to the Collateral Agreement and the Collateral Agent shall have received certificates representing all such Equity Interests (to the extent certificated), together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank; provided that (x) no Loan Party shall be required to pledge more than 65% of the issued and outstanding Equity Interests of any Foreign Subsidiary, (y) the creation and priority of security interests in Equity Interests of any Subsidiary shall be limited to the extent the pledge conflicts with or violates applicable law and, in the case of any Subsidiary other than a Loan Party, Liens permitted hereunder or other permitted agreements and (z) no Loan Party shall be required to pledge any Excluded Assets;

(c) all Indebtedness of Holdings, the Borrower and each Subsidiary that is owing to any Loan Party shall be evidenced by a promissory note and shall have been pledged pursuant to the Collateral Agreement, and the Collateral Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(d) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Collateral Agreement and perfect such Liens to the extent required by the Collateral Agreement, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording;

(e) subject to Section 5.15, the Collateral Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid first-priority Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such endorsements, coinsurance and reinsurance as the Collateral Agent or the Required Lenders may reasonably request, and (iii) such surveys, appraisals, legal opinions and other documents as the Collateral Agent or the Required Lenders may reasonably request with respect to any such Mortgage or Mortgaged Property;

(f) subject to Section 5.15, the Borrower and each Subsidiary Loan Party shall have entered into, and shall cause the bank with which such Deposit Account (other than an Excluded Deposit Account) is maintained to execute and deliver, one or more “control agreements” in form and substance acceptable to the Collateral Agent covering such Loan Party’s Deposit Accounts;

(g) If the applicable Subsidiary Loan Party has not sold the real property located at 1300 West Oak Street, Kissimmee, Florida by March 31, 2010, such Subsidiary Loan Party shall deliver or shall cause to be delivered, within sixty (60) Business Days following such date, unless waived or extended by the Collateral Agent in its discretion, a Mortgage encumbering such real property together with other items required by clause (e) of the Collateral and Guarantee Requirement; and

(h) each Loan Party shall have obtained all material consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder.

Notwithstanding anything to the contrary in this Agreement or any Security Document, no Loan Party shall be required to pledge or grant security interests in (i) any leasehold interests, (ii) motor vehicles and other assets subject to certificates of title, letter of credit rights and commercial tort claims (except for certain commercial tort claims subject to the requirements of the creation and perfection of security interests covenant on after-acquired property set forth in the Security Documents), (iii) pledges and security interests prohibited or limited by law and permitted agreements (including permitted Liens, leases and licenses) and (iv) those assets as to which the Administrative Agent reasonably determines (in consultation with the Borrower) that the costs of obtaining such a security interest or perfection thereof (including any mortgage, stamp, intangibles or other tax) are excessive in relation to the benefit to the Lenders of the security to be afforded thereby.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) increased from time to time pursuant to Section 2.20 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $120,000,000.

“Company” shall mean any corporation, limited liability company, partnership or other business entity (or the adjectival form thereof, where appropriate).

“Consolidated EBITDA” means, for any period, an amount equal to, for the Borrower and its consolidated Subsidiaries, (a) the sum of Consolidated Net Income for such period, plus without duplication and to the extent reducing Consolidated Net Income for such period, (1) the provision for taxes based on income or profits or utilized in computing net loss, (2) Consolidated Interest Expense, (3) depreciation, (4) amortization of intangibles, (5) any other non-cash items (other than any such non-cash items to the extent that it represents an accrual or reserve for cash expenditures in any future period), (6) any non-recurring fees, charges or other expenses related to any offering of Capital Stock, Permitted Investment, acquisition or Incurrence of Indebtedness permitted hereunder (in each case whether or not consummated), (7) any restructuring charges or reserves (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost, contract termination costs, including future lease commitments, and costs to consolidate facilities and relocate employees) so long as the Borrower has delivered to the Administration Agent calculations in reasonable detail setting forth such restructuring charges or reserves, provided that, solely for purposes of calculating the Leverage Ratio, the aggregate amount of restructuring charges or reserves added pursuant to this clause (7) shall not exceed $25,000,000 in any fiscal year during the term of this Agreement, minus (b) all non-cash items increasing Consolidated Net Income for such period (other than any such non-cash item to the extent that it (1) will result in the receipt of cash payments in any future period or (2) represent the reversal of a prior accrual or reserve previously excluded from being added back in calculating Consolidated EBITDA pursuant to clause (a)(5) above).

Notwithstanding the foregoing clause (a), the provision for taxes and depreciation, amortization and non-cash items of a Subsidiary shall be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income of such Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Subsidiary or its shareholders.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of: (a) Consolidated EBITDA for the most recent four consecutive fiscal quarters for which internal financial statements of the Borrower are then available to (b) Consolidated Interest Expense for such four fiscal quarters.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Borrower and its consolidated Subsidiaries (less, to the extent included in such total interest expense, financing fees relating to the Transactions), plus, to the extent not included in such total interest expense, and to the extent Incurred by the Borrower or its Subsidiaries,

(a) interest expense attributable to leases constituting part of a Permitted Sale and Leaseback Transaction and to Capital Lease Obligations,

(b) amortization of debt discount and debt issuance costs, including commitment fees (other than amortization of deferred financing fees relating to the Transactions),

(c) capitalized interest,

(d) non-cash interest expense,

(e) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing,

(f) net payments pursuant to Hedging Obligations,

(g) Disqualified Preferred Stock Dividends,

(h) Preferred Stock Dividends,

(i) interest Incurred in connection with Investments in discontinued operations,

(j) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by, or secured by the assets of, the Borrower or any Subsidiary (other than interest accruing on any Indebtedness of any Permitted Joint

Venture that is Guaranteed by, or secured by the assets of, the Borrower or any Subsidiary; provided, however, that such interest shall be included in “Consolidated Interest Expense” if either (A) such Indebtedness is in default or (B) the Borrower or any Subsidiary has ever previously made any payment of interest or principal in respect of such Indebtedness), and

(k) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than Holdings or the Borrower) in connection with Indebtedness Incurred by such plan or trust.

“Consolidated Net Debt Ratio” means, as of any date of determination, the ratio of (a) consolidated total Indebtedness of the Borrower and its Subsidiaries on the date of determination minus the amount of cash and cash equivalents of the Borrower and its Subsidiaries on the date of determination to (b) Consolidated EBITDA for the then most recent four consecutive fiscal quarters for which internal financial statements of the Borrower are available.

“Consolidated Net Income” means, for any period, the net income (loss) of the Borrower and its consolidated subsidiaries, provided, however, that there shall be excluded from Consolidated Net Income (a) any net income (loss) of any Person (other than the Borrower) if such Person is not a Subsidiary, except that, subject to the exclusion contained in clause (c) below, to the extent such cash has not previously been included in Consolidated Net Income, Consolidated Net Income shall be increased by the aggregate amount of cash distributed by such Person during such period to the Borrower or a Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Subsidiary, to the limitations contained in clause (b) below), (b) any net income (loss) of any Subsidiary, if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to the Borrower, except that: (1) subject to the exclusion contained in clause (c) below, to the extent such cash has not previously been included in Consolidated Net Income, Consolidated Net Income shall be increased by the aggregate amount of cash distributed by such Subsidiary during such period to the Borrower or other Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Subsidiary, to the limitation contained in this clause) and (2) the Borrower’s equity in a net loss of any such Subsidiary for such period shall be included in determining such Consolidated Net Income, (c) any gain or loss realized upon the sale or disposition of any Property of the Borrower or any of its consolidated subsidiaries (including pursuant to any Sale and Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business, (d) any extraordinary gain or loss, (e) any after-tax effect of income (loss) from disposed, or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations or any after-tax effect of income (loss) resulting from application of Statement of Financial Accounting Standards No. 141R for items that would have been included in goodwill under Statement of Financial Accounting Standards No. 141, (f) any non-cash compensation expense realized for grants of restricted stock, performance shares, stock options or other rights to officers, directors and employees of the Borrower or any Subsidiary, provided that such shares, options or other rights can be redeemed at the option of the holder only for Equity Interests of Holdings or the Borrower (other than Disqualified Preferred Stock), (g) any non-cash impairment and restructuring charges resulting from the application of Statements of Financial Accounting Standards No. 142, No. 144 and No. 146, or any valuation allowance with respect to deferred tax assets resulting from the application of Statement of Financial Accounting Standards No. 109, (h) any net after-tax gains or losses attributable to the early extinguishment of Indebtedness, (i) all unrealized gains and losses relating to financial instruments to which fair market value accounting is applied, (j) any non-recurring fees, charges or other expenses made or incurred in connection with (x) the Transactions, (y) any repayment or extinguishment of Indebtedness or (z) without duplication, disposed or discontinued operations, (k) fees paid to the Sponsor or any Sponsor Affiliates pursuant to Section 6.09(h) and (l) any net income (or loss) of any Person acquired by the Borrower or a subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition, provided, further, that, notwithstanding the foregoing, (i) for purposes of the calculation of the Leverage Ratio, the income of any Permitted Joint Venture shall be included in Consolidated Net Income during any four-quarter period to the extent of the amount of cash dividends or other cash distributions of such income actually paid to the Borrower or any Subsidiary prior to the date financial statements are required to be delivered pursuant to Section 5.01(a) or (b) for the most recent fiscal period (unless the income of the Subsidiary receiving such dividend or distribution would be excluded from Consolidated Net Income pursuant to this proviso) and (ii) any unrealized gains or losses resulting from the application of Statement of Financial Accounting Standards No. 159 (or any similar accounting principle), shall be excluded.

“Consolidated Net Secured Debt Ratio” means, as of any date of determination, the ratio of (a) consolidated total Indebtedness of the Borrower and its Subsidiaries on the date of determination consisting of (1) Capital Lease Obligations, (2) Indebtedness for borrowed money that is secured by Liens on any Property of the Borrower or any Subsidiary and (3) Indebtedness evidenced by promissory notes and similar instruments that is secured by Liens on any Property of the Borrower or any Subsidiary, minus the amount of cash and cash equivalents of the Borrower and its Subsidiaries on the date of determination to (b) Consolidated EBITDA for the then most recent four consecutive fiscal quarters for which internal financial statements of the Borrower are available.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Currency Exchange Protection Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement for the purpose of fixing, hedging or swapping currency exchange rates.

“Debtor Relief Law” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s pro rata share of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Defaulting Lenders (including such Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Loans of such Defaulting Lender.

“Default Period” means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default and ending on the earliest of the following dates: (i) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (ii) the date on which (a) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or by the non-pro rata application of any voluntary or mandatory prepayments of the Loans in accordance with the terms of Section 2.21) or (b) such Defaulting Lender shall have delivered to the Borrower and the Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitments and (iii) the date on which the Borrower, the Administrative Agent and the Required Lenders waive all Funding Defaults of such Defaulting Lender in writing.

“Defaulted Loan” has the meaning set forth in Section 2.21

“Defaulting Lender” means any Lender with respect to which a Lender Default is in effect.

“Deposit Accounts” shall mean all “deposit accounts” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Borrower or a Subsidiary in connection with a Disposition pursuant to Section 6.05 that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Financial Officer, setting forth the basis of such valuation (which amount will be reduced by the Fair Market Value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Disposition).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale-leaseback transaction and any sale or issuance of Equity Interests of a Subsidiary (but excluding the Equity Interests of the Borrower)) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that no transaction or series of related transactions shall be considered a “Disposition” for purposes of Section 6.05 unless the Net Proceeds resulting from such transaction or series of transactions shall exceed $5,000,000.

“Disqualified Preferred Stock” means, with respect to any Person, any Preferred Stock other than Qualified Preferred Stock, provided that the amount of any Disqualified Preferred Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Preferred Stock as if such Disqualified Preferred Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Preferred Stock is to be determined pursuant to this Agreement; provided further, however, that if such Disqualified Preferred Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Preferred Stock as reflected in the most recent financial statements of such Person.

“Disqualified Preferred Stock Dividends” means all dividends with respect to Disqualified Preferred Stock held by Persons other than a Subsidiary of the Person which has issued such Disqualified Preferred Stock (except to the extent paid in Equity Interests (other than Disqualified Preferred Stock)). The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the Borrower.

“Documentation Agent” means JPMorgan Chase Bank, N.A.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Effective Date Refinancing” means the termination of commitments and repayment of all principal, interest and fees owing under the Existing Credit Agreement and the release of all liens and other security interests in respect thereof.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the presence, management, Release or threatened Release of any Hazardous Material, or to health and safety matters.

“Environmental Liability” means liabilities, obligations, damages, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs, (including administrative oversight costs, natural resource damages and medical monitoring, investigation or remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest from the issuer thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived), (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excluded Assets” has the meaning set forth in the Collateral Agreement.

“Excluded Deposit Account” means any Deposit Account (i) for which the Collateral Agent is the depository or securities intermediary, as applicable, (ii) for which all or substantially all of the funds on deposit are used solely to fund payroll, 401(k) and other retirement plans and employee benefits or health care benefits and (iii) holding less at all times than $500,000 individually or $1,000,000 in the aggregate, together with all such other Deposit Accounts excluded pursuant to this clause (iii).

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any

Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to any withholding tax pursuant to Section 2.17(a) and (d) any withholding tax that is attributable to a Foreign Lender’s failure to comply with Section 2.17(e).

“Existing Credit Agreement” means the Credit Agreement, dated as of August 20, 2004 and as amended from time to time, among Holdings, the Borrower, the lenders party thereto from time to time, JPMorgan Chase Bank, as administrative agent and collateral agent, Wachovia Bank, National Association, as syndication agent, and Citicorp North America, Inc. as documentation agent.

“Existing Lender” has the meaning assigned to such term in Section 2.20.

“Existing Letter of Credit” means each letter of credit previously issued for the account of the Borrower pursuant to the Existing Credit Agreement that (a) is outstanding on the Effective Date and (b) is listed on Schedule 2.05.

“Existing Senior Subordinated Notes” means the 9 5/8% Senior Subordinated Notes and the 10-3/4% Senior Subordinated Notes.

“Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Fair Market Value” means, with respect to any Property, the price that could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided,

(a) if such Property has a Fair Market Value equal to or less than $25,000,000, by a majority of the Board of Directors and evidenced by a Board Resolution, or

(b) if such Property has a Fair Market Value in excess of $25,000,000, by an Independent Financial Advisor and evidenced by a written opinion from such Independent Financial Advisor, dated within 30 days of the relevant transaction, delivered to the Administrative Agent.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Final Offering Memorandum” means the Offering Memorandum dated June 4, 2009 with respect to the offering of the Senior Secured Notes.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller or other similar officer performing similar functions of the Borrower, in each case in his or her capacity as such.

“Financial Performance Covenant” means the covenant of the Borrower set forth in Section 6.12.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funding Default” has the meaning set forth in Section 2.21.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“Government Programs” means (i) the Medicare and Medicaid Programs, (ii) the United States Department of Defense Civilian Health Program for Uniformed Services and (iii) other similar foreign or domestic Federal, state or local reimbursement or governmental health care programs.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party or applicant in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term Guarantee shall not include (1) endorsements for collection or deposit in the ordinary course of business or (2) a contractual commitment by one Person to invest in another Person for so long as such Investment will constitute a Permitted Investment under clause (b) of the definition of “Permitted Investment”. The amount of any Guarantee of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which the Guarantee is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee.

“Hazardous Materials” means all explosive, radioactive, infectious, chemical, biological, medical, hazardous or toxic materials, substances, wastes or other pollutants, including petroleum or petroleum byproducts, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas and all other materials, substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Obligations” of any Person means any obligation of such Person pursuant to any Swap Agreement or any other similar agreement or arrangement.

“Holding Company Restructuring Transaction” has the meaning set forth in Section 5.16.

“Holdings” means (i) US Oncology Holdings, Inc., a Delaware corporation or (ii) except as provided in Section 5.16, any other entity that becomes the immediate parent of the Borrower pursuant to Section 5.16 hereof.

“Holdings Floating Rate Notes” means the Senior Unsecured Floating Rate Toggle Notes due 2012 issued by US Oncology Holdings, Inc. on March 13, 2007 (and not supported by any Guarantee) in the initial aggregate principal amount of $425,000,000 and the Indebtedness represented thereby.

“Holdings Floating Rate Notes Documents” means the indenture dated as of March 13, 2007, between US Oncology Holdings, Inc. and LaSalle Bank National Association, as trustee, in respect of the Holdings Floating Rate Notes and all other instruments, agreements and other documents evidencing or governing the Holdings Floating Rate Notes.

“Inactive Subsidiary” means a Subsidiary that (a) conducts no business operations, (b) has total assets with a Fair Market Value, when combined with the Fair Market Value of the total assets of all other Inactive Subsidiaries at such time, of not more than $10,000,000 in the aggregate and (c) has no Indebtedness outstanding.

“Incremental Extensions of Credit” has the meaning set forth in Section 2.20.

“Incremental Facility Amendment” has the meaning set forth in Section 2.20.

“Incremental Facility Closing Date” has the meaning set forth in Section 2.20.

“Incur” means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or obligation on the balance sheet of such Person (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided, however, that any Indebtedness or other obligations of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. Solely for purposes of determining compliance with Section 6.01, the following will not be deemed to be the Incurrence of Indebtedness:

(1) amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security,

(2) the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Equity Interests in the form of additional Equity Interests of the same class and with the same terms,

(3) the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or the making of a mandatory offer to purchase such Indebtedness, and

(4) a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Indebtedness, becoming Indebtedness.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person issued or assumed as the deferred purchase price of Property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business), except any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, (d) all Capital Lease Obligations of such Person, (e) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the fifth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit), (f) the amount of all obligations of such Person with respect to the Repayment of any Disqualified Preferred Stock or, with respect to any subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends); and (g) to the extent not otherwise included in this definition, Hedging Obligations of such Person; if and to the extent that any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP.

In addition, the term “Indebtedness” shall include (A) all obligations of the type referred to in clauses (a) through (g) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee; and (B) all obligations of the type referred to in clauses (a) through (g) and in clause (A) of this sentence of other Persons secured by any Lien on any Property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such Property or the amount of the obligation so secured.

The amount of Indebtedness represented by a Hedging Obligation shall be equal to:

(1) except for purposes of calculating the Leverage Ratio, zero if such Hedging Obligation has been Incurred pursuant to clause (xiv) of paragraph (b) of Section 6.01, or

(2) otherwise, the fair value of such Hedging Obligation.

Notwithstanding the foregoing, Indebtedness shall be calculated without giving effect to any election under the Statement of Financial Accounting Standards 159 (or any similar accounting principle).

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Independent Financial Advisor” means an investment banking or accounting firm of national standing or any third party appraiser of national standing, provided that such firm or appraiser is not an Affiliate of the Borrower.

“Insurance Subsidiary” means a wholly owned subsidiary of the Borrower established for the sole purpose of providing insurance benefits to the Borrower, the subsidiaries and the Affiliated Practices (including members of such Affiliated Practices).

“Intercreditor Agreement” means an Intercreditor Agreement substantially in the form of Exhibit I hereto, as same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07, provided that a written Interest Election Request shall be substantially in the form of Exhibit F, or such other form as shall be approved by the Administrative Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan (including a Swingline Loan), the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or nine or twelve months thereafter if, at the time of the relevant Borrowing, all Lenders participating therein agree to make an interest period of such duration available), as the Borrower may elect, provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Rate Agreement” means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement for the purpose of fixing, hedging or swapping interest rates.

“Investment” by any Person means any direct or indirect loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person), advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Equity Interests, bonds, notes, debentures or other securities or evidence of Indebtedness issued by, any other Person. In determining the amount of any Investment made by transfer of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such Investment. For purposes of Section 5.17 and Section 6.08 and the definition of “Restricted Payment”, “Investment” shall include the portion (proportionate to the Borrower’s equity interest in such Permitted Joint Venture) of the Fair Market Value of the net assets of any Permitted Joint Venture that is a Subsidiary at the time that such Permitted Joint Venture is no longer designated as a Subsidiary; provided, however, that upon a redesignation of such Permitted Joint Venture as Subsidiary, the Borrower shall be deemed to continue to have a permanent “Investment” in a Permitted Joint Venture of an amount (if positive) equal to:

(a) the Borrower’s “Investment” in such Permitted Joint Venture at the time of such redesignation, less

(b) the portion (proportionate to the Borrower’s equity interest in such Permitted Joint Venture) of the Fair Market Value of the net assets of such Permitted Joint Venture at the time of such redesignation.

“IPO” means a bona fide underwritten initial public offering of Equity Interests of Holdings or any Parent, in each case, after the Effective Date.

“Issuing Bank” means (a) Deutsche Bank Trust Company Americas, (b) any other Lender acceptable to the Borrower which agrees in writing to issue Letters of Credit hereunder and (c) with respect to the Existing Letters of Credit only, JPMorgan Chase Bank, N.A. Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the aggregate LC Exposure at such time.

“Lender Default” means, as to any Lender, (i) the wrongful refusal (which has not been retracted) of such Lender or failure of such Lender to make available its portion of any Borrowing (including any Borrowing requested by the Swingline Lender pursuant to Section 2.04(c)) or to fund its portion of any unreimbursed payment with respect to a Letter of Credit pursuant to Section 2.05(d) or 2.05(e), (ii) such Lender having been deemed insolvent or having become the subject of a bankruptcy or insolvency proceeding or a takeover by a regulatory authority, or (iii) such Lender having notified the Administrative Agent, the Swingline Lender, any Issuing Bank and/or any Loan Party (x) that it does not intend to comply with its obligations under Sections 2.01, 2.04(a) or (c), or 2.05 in circumstances where such non-compliance would constitute a breach of such Lender’s obligations under the respective Section or (y) of the events described in preceding clause (ii); provided that, for purposes of (and only for purposes of) Section 2.04(d), Section 2.05(b), Section 2.11(e) and any documentation entered into pursuant to the Back-Stop Arrangements (and the term “Defaulting Lender” as used therein), the term “Lender Default” shall also include, as to any Lender, (i) any Affiliate of such Lender that has “Control” (within the meaning provided in the definition of “Affiliate”) of such Lender having been deemed insolvent or having become the subject of a bankruptcy or insolvency proceeding or a takeover by a regulatory authority, (ii) any previously cured “Lender Default” of such Lender under this Agreement, unless such Lender Default has ceased to exist for a period of at least 90 consecutive days, (iii) any default by such Lender with respect to its obligations under any other credit facility to which it is a party and which the Swingline Lender, any Issuing Bank or the Administrative Agent believes in good faith has occurred and is continuing, and (iv) the failure of such Lender to make available its portion of any Borrowing (including any Borrowing requested by the Swingline Lender pursuant to Section 2.04(c)) or to fund its portion of any unreimbursed payment with respect to a Letter of Credit pursuant to Section 2.05(d) or 2.05(e) within one (1) Business Day of the date (x) the Administrative Agent (in its capacity as a Lender) or (y) Lenders constituting the Required Lenders with Commitments has or have, as applicable, funded its or their portion thereof.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or an Incremental Facility Amendment, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means (a) any letter of credit issued pursuant to this Agreement and (b) each Existing Letter of Credit.

“Letter of Credit Back-Stop Arrangements” shall have the meaning provided in Section 2.05(b).

“Letter of Credit Request” means a letter of credit request substantially in the form attached hereto as Exhibit G or in such other form as is reasonably satisfactory to an Issuing Lender.

“Leverage Ratio” means, as of any date of determination, the ratio of (a) Total Indebtedness of the Borrower and its Subsidiaries on the date of determination to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter of the Borrower most recently ended prior to such date).

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Page LIBOR01 (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits for a comparable amount and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset or other arrangement to provide priority or preference with respect to such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party (other than customary rights of first refusal and tag, drag and similar rights in joint venture agreements (other than any such agreement in respect of any Subsidiary or any Permitted Real Estate Joint Venture)) with respect to such securities.

“Limitation” means a revocation, suspension, termination, impairment, probation, limitation, nonrenewal, forfeiture, declaration of ineligibility, loss of status as a participating provider in any Third Party Payor Arrangement, and the loss of any other rights.

“Loan Documents” means this Agreement, the promissory notes, if any, executed and delivered pursuant to Section 2.09(e), any Incremental Facility Amendment, the Collateral Agreement and the other Security Documents.

“Loan Parties” means Holdings, the Borrower and the Subsidiary Loan Parties.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Long Term Incentive Plan” means the US Oncology Holdings, Inc. 2004 Equity Incentive Plan, as in effect on March 10, 2005.

“Management Services Agreement” means any agreement (including any amendment, supplement, modification, extension, renewal, substitution or replacement thereof) between the Borrower or any Subsidiary and any Affiliated Practice or any owner, member or employee of an Affiliated Practice pursuant to which the Borrower or Subsidiary provides services to physicians or physician practices, including management and financial services, medical oncology services, cancer care centers and cancer research services.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, assets, liabilities, financial condition or results of operations of Holdings, the Borrower and the Subsidiaries, taken as a whole, (b) the ability of any Loan Party to perform any material obligation under any Loan Document or (c) the rights of or benefits available to the Lenders under any Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of Holdings, the Borrower and the Subsidiaries in an aggregate principal amount exceeding $25,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Holdings, the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings, the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time. For the avoidance of doubt, the penultimate sentence of the definition of “Indebtedness” shall be disregarded for purposes of determining the principal amount (as defined in this definition) of any Swap Agreement.

“Maturity Date” means August 31, 2012.

“Medicare and Medicaid Programs” means the programs established under Title XVIII and XIX of the Social Security Act and any successor programs performing similar functions.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document granting a Lien on any Mortgaged Property to secure the Obligations. Each Mortgage shall be reasonably satisfactory in form and substance to the Collateral Agent.

“Mortgaged Property” means, initially, each parcel of real property and the improvements thereto owned by a Loan Party and identified on Schedule 1.01 and includes each other parcel of real property owned by a Loan Party and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.12 or 5.13.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer).

“Obligations” has the meaning assigned to such term in the Collateral Agreement.

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies of the United States or any political subdivision thereof arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or from the filing or recording of or otherwise with respect to the exercise by the Administrative Agent of the Lender of their rights under, any Loan Document.

“Parent” means Holdings and any other direct or indirect parent of the Borrower.

“Parent Board” means the board of directors of Parent or any committee thereof duly authorized to act on behalf of such board.

“Participant” has the meaning set forth in Section 9.04.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate in the form of Exhibit D or any other form approved by the Collateral Agent.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.05;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.05;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under paragraph (k) of Section 7.01;

(f) easements, zoning restrictions, rights-of-way, minor defects or irregularities of title and other similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not either detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary, in each case in any material respect;

(g) landlords’ and lessors’ and other like Liens in respect of rent not in default; and

(h) Liens arising from the filing Uniform Commercial Code financing statements regarding leases or consignments;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Hospital Joint Venture” means any investment by which the Borrower or any Subsidiary Loan Party acquires at least 30% but less than 100% of the Equity Interests of any Person, provided that the primary business of such Person is to own, lease, operate or provide medical oncology services, cancer center services, cancer research services or any related services to a hospital or other healthcare facility.

“Permitted Investment” means any Investment by Holdings (subject to the restrictions set forth in Section 6.04(b)), the Borrower or a Subsidiary in:

(a) the Borrower, any Subsidiary or any Person that will, upon the making of such Investment or designation pursuant to Section 5.17, become a Subsidiary, provided that the primary business of such Subsidiary is a business related, ancillary or complementary to the businesses of the Borrower and its Subsidiaries on the Effective Date, provided further that (A) to the extent required by the terms thereof, any newly acquired, created or designated Subsidiary (other than a Permitted Joint Venture that is designated as Subsidiary pursuant to Section 5.17) complies with the terms of Sections 5.12 and 5.13, (B) any such Equity Interests (other than Equity Interests in a Permitted Joint Venture that is designated as a Subsidiary pursuant to Section 5.17) held by a Loan Party shall be pledged pursuant to the Collateral Agreement (subject to the limitations applicable to Equity Interests of a Foreign Subsidiary referred to in the definition of “Collateral and Guarantee Requirement”), (C) Investments that constitute loans and advances made by a Loan Party shall be evidenced by a promissory note pledged pursuant to the Collateral Agreement and (D) the aggregate amount of Investments made pursuant to this clause (a), together with the aggregate amount of Investments made pursuant to clause (b) below, in each case in Subsidiaries which do not become Subsidiary Loan Parties, shall not exceed $150,000,000 in any fiscal year and $250,000,000 in the aggregate;

(b) any Person if as a result of such Investment such Person is merged or consolidated with or into, or transfers or conveys all or substantially all its Property to, the Borrower or a Subsidiary, provided that such Person’s primary business is a business related, ancillary or complementary to the businesses of the Borrower and its Subsidiaries on the Effective Date, provided further that (A) to the extent required by the terms thereof, any newly acquired or created Subsidiary complies with the terms of Sections 5.12 and 5.13, (B) any such Equity Interests held by a Loan Party shall be pledged pursuant to the Collateral Agreement (subject to the limitations applicable to Equity Interests of a Foreign Subsidiary referred to in the definition of “Collateral and Guarantee Requirement”), (C) Investments that constitute loans and advances made by a Loan Party shall be evidenced by a promissory note pledged pursuant to the Collateral Agreement and (D) the aggregate amount of Investments made pursuant to this clause (b), together with the aggregate amount of Investments made pursuant to clause (a) above, in each case in Subsidiaries which do not become Subsidiary Loan Parties, shall not exceed $150,000,000 in any fiscal year and $250,000,000 in the aggregate;

(c) cash and Temporary Cash Investments;

(d) receivables or other trade payables owing to the Borrower or a Subsidiary or Affiliated Practice, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Borrower or such Subsidiary deems reasonable under the circumstances;

(e) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(f) loans and advances to employees made in the ordinary course of business consistent with past practices of the Borrower or such Subsidiary, as the case may be; provided, however, that such loans and advances do not exceed $3,000,000 at any one time outstanding;

(g) stock, obligations or other securities received in settlement of delinquent accounts of and disputes with customers and suppliers and debts, in each case created in the ordinary course of business and owing to the Borrower or a Subsidiary or in satisfaction of judgments;

(h) any Person where such Investment was acquired by the Borrower or any of its Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Borrower or any such Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Borrower or any of its Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(i) any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with a Disposition permitted hereunder;

(j) any Person to the extent such Investment is made by the Borrower or a Subsidiary for consideration consisting only of Equity Interests (other than Disqualified Preferred Stock) of Holdings;

(k) any Person to the extent such Investment existed on the Effective Date and any Investment that replaces, refinances or refunds such an Investment, provided that the new Investment is in an amount that does not exceed the amount replaced, refinanced or refunded and is made in the same Person as the Investment replaced, refinanced or refunded;

(l) any Person to the extent such Investment consists of Hedging Obligations incurred pursuant to Section 6.01 or Guarantees thereof;

(m) in Permitted Joint Ventures and loans and advances to, or guarantees of obligations of, Affiliated Practices, in an aggregate amount outstanding at any one time not to exceed the greater of (a) $100,000,000 and (b) 7.5% of Total Tangible Assets (with each Investment being valued as of the date made and without regard to subsequent changes in value);

(n) in any Permitted Joint Venture to the extent such Investment consists of a Guarantee of Indebtedness of such Permitted Joint Venture permitted to be Incurred pursuant to Section 6.01(b)(xx) and (xxi);

(o) investments, loans and advances by the Borrower or any Subsidiary to any Insurance Subsidiary or any Risk Retention Subsidiary in an aggregate amount not exceeding $10,000,000 at any time outstanding;

(p) Additional Physician Affiliations; provided that the aggregate purchase price of such Additional Physician Affiliations, which shall be deemed to include any amounts actually paid pursuant to any post-closing payment adjustments, earn-outs or non-compete payments shall not exceed $140,000,000 plus the aggregate principal amount of Additional Physician Notes issued to finance Additional Physician Affiliation; and

(q) other Investments made for Fair Market Value that do not exceed $50,000,000 outstanding at any one time in the aggregate.

The amount of Investments outstanding at any time pursuant to clause (a), (b), (m), (o), (p) or (q) above shall be reduced by (A) the net reduction after the Effective Date in Investments made after the Effective Date pursuant to such clause resulting from dividends, repayments of loans or advances or other transfers of Property, proceeds realized on the sale of any such Investment and proceeds representing the return of the capital, in each case to the Borrower or any Subsidiary in respect of any such Investment, less the cost of the disposition of any such Investment, and (B) the portion (proportionate to the Borrower’s equity interest in such Permitted Joint Venture) of the Fair Market Value of the net assets of a Permitted Joint Venture that was designated after the Effective Date as no longer a Subsidiary pursuant to clause (m), (o) or (p) at the time such Permitted Joint Venture is designated a Subsidiary pursuant to Section 5.17; provided, however, that the foregoing amount shall not exceed, in the case of any Person, the amount of Investments previously made by the Borrower or any Subsidiary pursuant to clause (a), (b), (m), (o), (p) or (q) in such Person after the Effective Date.

“Permitted Investors” means the Sponsor and any Sponsor Affiliate.

“Permitted Joint Venture” means any Permitted Hospital Joint Venture and any Permitted Real Estate Joint Venture.

“Permitted Joint Venture Loan Party” means any Permitted Joint Venture which (x) is a subsidiary of the Borrower or any Subsidiary Loan Party and (y) satisfies the terms of the Collateral and Guarantee Requirement.

“Permitted Real Estate Joint Venture” means any investment by which the Borrower or any Subsidiary Loan Party acquires at least 51% but not more than 80% of the Equity Interests of any Person that owns real property used in cancer care services by the Borrower, any Subsidiary or any Affiliated Practice, provided that (a) any Equity Interests of such Permitted Real Estate Joint Venture not owned by the Borrower or any Subsidiary Loan Party are purchased for cash consideration by one or more physicians who are owners, members or employees of such Affiliated Practice, (b) such Permitted Real Estate Joint Venture is not engaged in any business or activity other than the ownership of such real property and activities incidental thereto (which activities may not include operating or providing medical oncology services, cancer center services or cancer research services), (c) such Permitted Real Estate Joint Venture shall incur no Indebtedness other than Indebtedness incurred to finance the acquisition of the property from the Borrower or the Subsidiary and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (including the principal and any accrued but unpaid interest or premium in respect thereof) and (d) solely in the case of any Permitted Real Estate Joint Venture that acquires property from the Borrower or any Subsidiary pursuant to clauses (i) or (j) of Section 6.05, if at the time of such transfer, the Permitted Real Estate Joint Venture incurs no Indebtedness from a Person other than the Borrower or any Subsidiary Loan Party, at least 35% of the Equity Interests of the Permitted Real Estate Joint Venture shall be owned by one or more physicians who are owners, members or employees of such Affiliated Practice.

“Permitted Refinancing Debt” means any Indebtedness that Refinances any other Indebtedness, including any successive Refinancings, so long as:

(a) such Indebtedness is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of:

(1) the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being Refinanced, and

(2) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such Refinancing,

(b) the Average Life of such Indebtedness is equal to or greater than the Average Life of the Indebtedness being Refinanced,

(c) the Stated Maturity of such Indebtedness is no earlier than the Stated Maturity of the Indebtedness being Refinanced,

(d) except to the extent such Indebtedness directly or indirectly Refinances the Existing Senior Subordinated Notes (or any Permitted Refinancing Debt in respect thereof), the new Indebtedness shall not be senior in right of payment to the Indebtedness that is being Refinanced (provided that the Existing Senior Subordinated Notes may only be Refinanced with senior Indebtedness if on a pro forma basis after giving effect to such Refinancing the Consolidated Interest Coverage Ratio would be greater than 1.75 to 1.00), and

(e) to the extent such Indebtedness directly or indirectly Refinances Indebtedness of a Subsidiary Incurred pursuant to Section 6.01(b)(ix), such Refinancing Debt shall be Incurred only by such Subsidiary;

provided, however, that Permitted Refinancing Debt shall not include:

(x) Indebtedness of a Subsidiary that is not a Subsidiary Loan Party that Refinances Indebtedness of the Borrower or a Subsidiary Loan Party, or

(y) Indebtedness of the Borrower or a Subsidiary that Refinances Indebtedness of a Permitted Joint Venture.

“Permitted Sale and Leaseback Transaction” has the meaning set forth in Section 6.06.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Physician Notes” mean the notes issued by the Borrower to physicians in connection with a Management Services Agreement and listed on Schedule 3.16.

“Plan” means any employee pension benefit plan subject to the provisions of Title IV or Section 302 of ERISA or Section 412 of the Code, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“PPM Asset Disposition” means the sale of assets to any Affiliated Practice that is a party to a Management Services Agreement pursuant to the requirements set forth in or in connection with the termination of the applicable Management Services Agreement in effect on the Effective Date.

“Preferred Stock” means any Equity Interests of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Equity Interests issued by such Person.

“Preferred Stock Dividends” means all dividends with respect to Preferred Stock of Subsidiaries held by Persons other than the Borrower or a Subsidiary (except to the extent paid in Equity Interests (other than Disqualified Preferred Stock)). The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory Federal income rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Preferred Stock.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Deutsche Bank Trust Company Americas as its prime rate in effect for dollars at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Equity Interests in, and other securities of, any other Person. For purposes of any calculation required pursuant to this Agreement, the value of any Property shall be its Fair Market Value.

“Qualified Preferred Stock” means preferred stock of any Person that (a) does not mature or is not mandatorily redeemable pursuant to a sinking fund obligation or otherwise prior to the date that is 180 days after the Maturity Date (other than upon an event of default, asset sale or change in control, provided that any such payment is subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments) and (b) is convertible only into common equity of Holdings or Equity Interests of such Person that would constitute Qualified Preferred Stock.

“Qualified Holdings Notes” means Indebtedness issued by Holdings that (i) does not benefit from any Guarantee by the Borrower or any of its Subsidiaries, (ii) will not mature prior to the date that is 180 days after the Maturity Date, (iii) has no scheduled amortization or payments of principal (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemption provisions satisfying the requirements of clause (v) hereof), (iv) does not permit any payments in cash of interest prior to the earlier of (A) 180 days after the Maturity Date and (B) the fifth anniversary of the date of issuance or incurrence thereof, other than payments in cash to the extent such cash may be received by Holdings from the Borrower permitted under Section 6.08, (v) has no mandatory prepayment, repurchase or redemption, covenant or default or remedy provisions other than those customary for senior, unsecured, non-Guaranteed discount notes of an issuer that is the parent of a borrower under senior secured credit facilities, and in any event, with respect to covenant, default and remedy provisions, not materially adverse to the Lenders taken as a whole, and (vi) contains provisions with respect to paid-in-kind interest which are customary for senior, unsecured, non-Guaranteed discount notes of an issuer that is the parent of a borrower under senior secured credit facilities.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, repurchase, redeem, defease or retire, or to issue other Indebtedness, in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Register” has the meaning set forth in Section 9.04.

“Reimbursement Approvals” means, with respect to all Government Programs, any and all certifications, provider numbers, provider agreements, participation agreements, accreditations and any other similar agreements with or approvals by any Governmental Authority or other Person.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Repay” means, in respect of any Indebtedness, to repay, prepay, repurchase, redeem, legally defease or otherwise retire such Indebtedness. “Repayment” and “Repaid” shall have correlative meanings.

“Required Lenders” means, at any time, Lenders having Exposures and unused Commitments representing more than 50% of the Aggregate Exposures and unused Commitments at such time.

“Requirement of Law” means, with respect to any Person, (i) the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person and (ii) any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Payment” means (a) any dividend or distribution (whether made in cash, securities or other Property) declared or paid on or with respect to any shares of Equity Interests of Holdings, the Borrower or any Subsidiary (including any payment in connection with any merger or consolidation with or into the Borrower or any Subsidiary), except for any dividend or distribution that is made solely to the Borrower or a Subsidiary (and, if the Subsidiary making such dividend or distribution is not a wholly owned Subsidiary, such dividend or distribution is made to the other holders of Equity Interests of such Subsidiary on a pro rata basis or on a basis that results in the receipt by the Borrower or a Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis) or any dividend or distribution payable solely in shares of Equity Interests (other than Disqualified Preferred Stock) of Holdings or the Borrower, (b) the purchase, repurchase, redemption, acquisition or retirement for value of any Equity Interests of Holdings, the Borrower or any Subsidiary (other than from the Borrower or a Subsidiary) or any securities exchangeable for or convertible into any such Equity Interests, including (1) in connection with any merger, consolidation or amalgamation and (2) the exercise of any option to exchange any Equity Interests (other than for or into Equity Interests of Holdings or the Borrower that is not Disqualified Preferred Stock), (c) the purchase, repurchase, redemption, acquisition or retirement for value, prior to the date for any scheduled maturity, sinking fund or amortization or other installment payment, of any Subordinated Obligation, or in the case of Holdings, the Holdings Floating Rate Notes (other than (1) the purchase, repurchase or other acquisition of any Subordinated Obligation (or, in the case of Holdings, the Holdings Floating Rate Notes) purchased in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within one year of the date of acquisition or (2) the redemption of the subordinated physician notes in connection with conversions of physician management practice entities and/or physicians affiliated with such physician management practice entities to the service line structure or the termination of a Management Services Agreement as in effect on the Effective Date), (d) any Investment (other than Permitted Investments) in any Person or (e) the issuance, sale or other disposition of Equity Interests of any Subsidiary to a Person other than Holdings, the Borrower or another Subsidiary if the result thereof is that such Subsidiary shall cease to be a Subsidiary, in which event the amount of such “Restricted Payment” shall be the Fair Market Value of the remaining interest, if any, in such former Subsidiary held by the Borrower and the other Subsidiaries, unless such issuance, sale or other disposition is classified as a Permitted Investment.

“Revolving Loan” means a Loan made pursuant to Section 2.01.

“Risk Retention Subsidiary” shall mean any Subsidiary established for the sole purpose of retaining risks relating to the operations of the Borrower, the Subsidiaries and the Affiliated Practices (including members of such Affiliated Practices), provided that any Equity Interests of such Subsidiary that are not owned by the Borrower are owned by Subsidiaries and Affiliated Practices (including members of such Affiliated Practices).

“S&P” means Standard & Poor’s Ratings Group, Inc.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” has the meaning set forth in the Security Documents.

“Securities Act” means the Securities Act of 1933.

“Security Documents” means the Collateral Agreement, the Intercreditor Agreement, the Mortgages and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.12 or 5.13 to secure any of the Obligations.

“Senior Secured Notes” means the Senior Secured Notes due 2017 issued by the Borrower on June 18, 2009 in an aggregate principal amount equal to $775,000,000 and the Indebtedness represented thereby.

“Senior Secured Notes Documents” means the Senior Secured Notes Indenture and all other instruments, agreements and other documents evidencing or governing the Senior Secured Notes or providing for any Guarantee or other right in respect thereof.

“Senior Secured Notes Indenture” means the indenture dated as of June 18, 2009, among the Borrower, the Subsidiaries listed therein, Wilmington Trust FSB, as trustee, in respect of the Senior Secured Notes.

“Senior Secured Notes Security Documents” means the “Security Documents” as defined in the Senior Secured Notes Indenture.

“Senior Secured Notes Trustee” means Wilmington Trust FSB or any successor trustee under the Senior Secured Notes Documents.

“Specified Transactions” means (a) Dispositions with an aggregate Fair Market Value equal to or in excess of $10,000,000, (b) an Investment (by merger or otherwise) in any Subsidiary (or any Person which becomes a Subsidiary) or (c) an acquisition of Property which constitutes all or substantially all of an operating unit of a business.

“Sponsor” means Welsh, Carson, Anderson & Stowe IX, L.P.

“Sponsor Affiliate” means (i) each Affiliate of the Sponsor that is neither an operating company nor a company controlled by an operating company, (ii) each partner, officer, director, principal or member of the Sponsor or any Sponsor Affiliate and (iii) any spouse, parent or lineal descendant (including by adoption) of any of the foregoing who are natural persons and any trust for the benefit of such persons.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the bank serving as the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the

Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Obligation” means any Indebtedness of any Loan Party (whether outstanding on the Effective Date or thereafter Incurred) that is subordinate or junior in right of payment to the Obligations pursuant to a written agreement to that effect.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.

“Subsidiary” means any subsidiary of the Borrower, other than (a) any Permitted Joint Venture that is not a Permitted Joint Venture Loan Party, (b) any Insurance Subsidiary or (c) any Risk Retention Subsidiary, provided that for all purposes other than for purposes of calculating the Leverage Ratio, “Subsidiary” shall include each Permitted Joint Venture designated as a Subsidiary pursuant to Section 5.17.

“Subsidiary Loan Party” means any Domestic Subsidiary (other than any Inactive Subsidiary for which the Borrower has not satisfied (and is not required to satisfy) the Collateral and Guarantee Requirements).

“Succeeding Holdings” has the meaning set forth in Section 5.16

“Supermajority Lenders” means Lenders having Exposures and unused Commitments representing more than 75% of the Aggregate Exposures and unused Commitments at such time.

“Swap Agreement” means, with respect to any Person, any obligation of such Person pursuant to any Interest Rate Agreement or Currency Exchange Protection Agreement or any other similar agreement or arrangement.

“Swingline Back-Stop Arrangements” has the meaning assigned to such term in Section 2.04(d).

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” means Deutsche Bank Trust Company Americas, in its capacity as lender of Swingline Loans hereunder, and any successor Swingline Lender appointed pursuant to Section 2.04(e).

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Syndication Agents” means Morgan Stanley Senior Funding, Inc. and Wells Fargo Bank, N.A.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Temporary Cash Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 270 days of the date of acquisition thereof issued by a bank or trust company organized under the laws of the United States of America or any state thereof or any foreign country recognized by the United States of America, which bank or trust company has capital, surplus and undivided profits aggregating in excess of $500,000,000 and whose long-term debt is rated “A-3” or “A-” or higher according to Moody’s or S&P (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act));

(c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) entered into with:

(1) a bank meeting the qualifications described in clause (b) above, or

(2) any primary government securities dealer reporting to the Market Reports Division of the Federal Reserve Bank of New York;

(d) investments in commercial paper maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act));

(e) direct obligations (or certificates representing an ownership interest in such obligations) of any state of the United States of America or any political subdivision thereof (including any agency or instrumentality of any such state or political subdivision thereof) for the payment of which the full faith and credit of such state is pledged and which are not callable or redeemable at the issuer’s option, provided that:

(1) the long-term debt of such state is rated “A-3” or “A-” or higher according to Moody’s or S&P (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act)), and

(2) such obligations mature within 180 days of the date of acquisition thereof; and

(f) investments in funds which invest all or substantially all of their assets in Temporary Cash Investments of the kind described in clauses (a) through (e) of this definition.

“Third Party Payor” means any Government Program and any quasi-public agency, Blue Cross, Blue Shield and any managed care plans and organizations, including health maintenance organizations and preferred provider organizations and private commercial insurance companies and any similar third party arrangements, plans or programs for payment or reimbursement in connection with health care services, products or supplies.

“Third Party Payor Arrangement” means any arrangement, plan or program for payment or reimbursement by any Third Party Payor in connection with the provision of healthcare services, products or supplies.

“Total Indebtedness” means, as of any date, the aggregate principal amount of Indebtedness of the Borrower and the Subsidiaries outstanding as of such date, in the amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP.

“Total Tangible Assets” means, as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of the Borrower and its consolidated Subsidiaries as the total assets (less, to the extent not deducted in the determination of total assets, accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) of the Borrower and its Subsidiaries, after giving effect to purchase accounting and after deducting therefrom, to the extent otherwise included, the amounts of (without duplication):

(a) the excess of cost over Fair Market Value of Property;

(b) any revaluation or other write-up in book value of assets subsequent to the last day of the fiscal quarter of the Borrower immediately preceding the Effective Date as a result of a change in the method of valuation in accordance with GAAP;

(c) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses, Management Services Agreements and other intangible items as to which Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” applies;

(d) minority interests in consolidated Subsidiaries held by Persons other than the Borrower or any Subsidiary;

(e) treasury stock; and

(f) cash or securities set aside and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Equity Interests.

“Transaction Costs” means the fees, expenses and other costs incurred in connection with the Transactions.

“Transactions” means (i) the consummation of the Effective Date Refinancing, (ii) the execution, delivery and performance by each Loan Party of the Senior Secured Notes Documents to which it is a party, the issuance of the Senior Secured Notes and the use of proceeds thereof, (iii) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans on the Effective Date, if any, and the use of the proceeds thereof and the issuance of Letters of Credit hereunder, (iv) the repayment of all of the 9% Senior Notes and (v) the payment of the Transaction Costs.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in ERISA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision (including any definition) hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.05. Pro Forma Calculations (a) Notwithstanding anything to the contrary herein, the Consolidated Interest Coverage Ratio, the Consolidated Net Debt Ratio, the Consolidated Net Secured Debt Ratio and the Leverage Ratio shall be calculated in the manner prescribed by this Section 1.05.

(b) In the event that since the beginning of the most recent four consecutive fiscal quarters for which internal financial statements of the Borrower are then available the Borrower or any Subsidiary since the beginning of such period has Incurred any Indebtedness that remains outstanding or Repaid any Indebtedness, or the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio, Consolidated Net Debt Ratio, Consolidated Net Secured Debt Ratio or the Leverage Ratio is an Incurrence or Repayment of Indebtedness, Consolidated Interest Expense, Total Indebtedness and Consolidated EBITDA for such period shall be calculated after giving effect on a pro forma basis to such Incurrence or Repayment as if such Indebtedness was Incurred or Repaid on the first day of such period, provided that, in the event of any such Repayment of Indebtedness, Consolidated EBITDA for such period shall be calculated as if the Borrower or such Subsidiary had not earned any interest income actually earned during such period in respect of the funds used to Repay such Indebtedness.

(c) In the event that since the beginning of the most recent four consecutive fiscal quarters for which internal financial statements of the Borrower are then available (1) a Specified Transaction has occurred, (2) the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio, Consolidated Net Debt Ratio, Consolidated Net Secured Debt Ratio or the Leverage Ratio is such a Specified Transaction, or (3) since the beginning of such period any Person (that subsequently became a Subsidiary or was merged with or into the Borrower or any Subsidiary since the beginning of such period) shall have made such a Specified Transaction, Consolidated EBITDA for such period shall be calculated after giving pro forma effect to such Specified Transactions as if such Specified Transactions occurred on the first day of such period.

(d) If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the base interest rate in effect for such floating rate of interest on the date of determination had been the applicable base interest rate for the entire period (taking into account any Swap Agreement applicable to such Indebtedness if such Swap Agreement has a remaining term in excess of 12 months). In the event the Equity Interests of any Subsidiary is sold during the period, the Borrower shall be deemed, for purposes of clause (b) above, to have Repaid during such period the Indebtedness of such Subsidiary to the extent the Borrower and its continuing Subsidiaries are no longer liable for such Indebtedness after such sale.

(e) Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be performed in accordance with Article XI of Regulation S-X promulgated under the Securities Act, as interpreted in good faith by the chief financial officer of the Borrower after consultation with the independent certified public accountants of the Borrower, except that any such pro forma calculation may include operating expense reductions for such period attributable to the transaction to which pro forma effect is being given (including, without limitation, operating expense reductions attributable to execution or termination of any contract, reduction of costs related to administrative functions, the termination of any employees or the closing (or the approval by the Board of Directors of the closing) of any facility) that have been realized or for which all steps necessary for the realization of which have been taken or (except in calculating the Leverage Ratio) are reasonably expected to be taken within six months following such transaction, provided, that such adjustments are set forth in an officers’ certificate which states (i) the amount of such adjustment or adjustments and (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the Financial Officer executing such officers’ certificate.

(f) Notwithstanding anything to the contrary herein, when calculating the Leverage Ratio solely for the purposes of Section 6.12 (as opposed to any test of the Leverage Ratio as a condition or qualification to any permitted activity), the events described in this Section 1.05 that occurred subsequent to the end of the most recent four consecutive fiscal quarters shall not be given pro forma effect.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in such Lender’s Exposure exceeding such Lender’s Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02. Loans and Borrowings. (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Type made by the

Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith, provided that all Borrowings made on the Effective Date must be made as ABR Borrowings. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $2,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. Borrowings of more than one Type may be outstanding at the same time. There shall not at any time be more than a total of 10 Eurodollar Borrowings outstanding. Notwithstanding anything to the contrary herein, an ABR Borrowing or Swingline Loan may be in an aggregate amount (i) that is equal to the entire unused balance of the aggregate Commitments or (ii) that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e).

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 2:00 pm, New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 2:00 pm, New York City time, one Business Day before the date of the proposed Borrowing, provided that any such notice of an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of such Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $10,000,000 or (ii) the Aggregate Exposures exceeding the aggregate Commitments, provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans, provided that such Borrowings should be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000.

(b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 2:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and the amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower maintained with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 12:00 noon, New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear, provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof. On any Business Day, the Swingline Lender may, in its sole discretion, give notice requesting Revolving Lenders to make Revolving Loans that are ABR Loans on such funding date in an amount equal to the amount of such Swingline Loans. Each Swingline Loan will be repaid no later than every Friday (or the next succeeding Business Day).

(d) (i) Notwithstanding anything to the contrary contained in this Agreement, if any Swingline Exposure exists at the time a Lender becomes a Defaulting Lender then:

(a)	all or any part of such Swingline Exposure shall be reallocated (in whole or in part) among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Exposures plus such Defaulting Lender’s LC Exposure that is allocated pursuant to Section 2.05(b)(ii)(a) to the non-Defaulting Lenders and Swingline Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 4.02 are satisfied at such time (it being understood that the Administrative Agent shall provide the Borrower with the amounts reallocated; provided, that the failure to provide such notice shall not relieve the Borrower from its obligations set forth in this Section 2.04(d)); and

(b)	if the reallocation described in clause (a) above cannot, or can only partially, be effected, within 3 Business Days after the Administrative Agent (or the Required Lenders) have sent notice to the Borrower that a Lender has become a Defaulting Lender the Borrower shall enter into arrangements satisfactory to it and the Swingline Lender cash collateralizing such Defaulting Lender’s Swingline Exposure (after giving effect to any partial reallocation pursuant to clause (a) above) (such arrangements, the “Swingline Back-Stop Arrangements”) for so long as such Swingline Exposure is outstanding.

(ii) So long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan, unless the related exposure is 100% covered by the Commitments of the non-Defaulting Lenders or cash collateral is provided by the Borrower as set forth above and participating interests in any such newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.04(d) (and Defaulting Lenders shall not participate therein).

(e) Subject to the appointment and acceptance of a successor Swingline Lender as provided in this paragraph (except as provided in Section 8.01(f)), the Swingline Lender may resign at any time upon 15 days’ prior notice to the Lenders, the Administrative Agent and unless a Default or Event of Default exists, the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor to the Swingline Lender which successor shall be consented to by the Borrower at all times other than during the existence of an Event of Default under Section 7.01(h), (i) or (j). If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 15 days after the resigning Swingline Lender gives notice of its resignation, then the retiring Swingline Lender may (but shall have no obligation to), on behalf of the Lenders and the Administrative Agent, appoint a successor Swingline Lender which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Swingline Lender hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Swingline Lender (but the resigning Swingline Lender shall maintain all of its rights, powers and privileges with respect to Swingline Loans made by it prior to the date of such resignation.

SECTION 2.05. Letters of Credit. (a) General. Upon satisfaction of the conditions specified in Section 4.01 on the Effective Date, each Existing Letter of Credit will, automatically and without any action on the part of any Person, be deemed to be a Letter of Credit issued hereunder for all purposes of this Agreement and the other Loan Documents. In addition, subject to the terms and conditions set forth herein, the Borrower may request the issuance of additional Letters of Credit for its own account (or for the account of any of its subsidiaries so long as the Borrower is a co-applicant), in a form reasonably acceptable to the

Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. (i) To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank (except that the Issuing Bank in respect of Existing Letters of Credit shall not issue additional Letters of Credit and shall not be required to renew or extend an Existing Letter of Credit unless agreed by it) and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a Letter of Credit Request requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. All Letters of Credit will be denominated in U.S. Dollars and will be payable on a sight basis. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension the Aggregate Exposures shall not exceed the aggregate Commitments.

(ii) Notwithstanding anything to the contrary contained in this Agreement, if any LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(a)	all or any part of such LC Exposure shall be reallocated (in whole or in part) among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Exposures plus such Defaulting Lender’s LC Exposure and Swingline Exposure that is allocated pursuant to Section 2.04(d)(i)(a) to the non-Defaulting Lenders does not exceed the total of all non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 4.02 are satisfied at such time (it being understood that the Administrative Agent shall provide the Borrower with the amounts reallocated; provided, that the failure to provide such notice shall not relieve the Borrower from its obligations set forth in this Section 2.05(b));

(b)	if the reallocation described in clause (a) above cannot, or can only partially, be effected, within 10 Business Days after the Administrative

Agent (or the Required Lenders) have sent notice to the Borrower that a Lender has become a Defaulting Lender the Borrower shall enter into arrangements cash collateralizing such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (a) above) in accordance with the procedures set forth in Section 2.05(j) (such arrangements, the “Letter of Credit Back-Stop Arrangements”) for so long as such LC Exposure is outstanding;

(c)	if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to this Section 2.05(b), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12 with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(d)	if any of the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to this Section 2.05(b), then the fees payable to the Lenders pursuant to Section 2.12 shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(e)	if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.05(b), then without prejudice to any rights or remedies of any Issuing Bank or any Lender hereunder, all letter of credit fees payable under Section 2.12 with respect to such Defaulting Lender’s LC Exposure shall be payable to such Issuing Bank until such LC Exposure is cash collateralized or reallocated.

(iii) So long as any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless the related exposure is 100% covered by the Commitments of the non-Defaulting Lenders or cash collateral is provided by the Borrower in accordance with Section 2.05(b) and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.05(b) (and Defaulting Lenders shall not participate therein).

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit; provided that any Letter of Credit may provide for renewals or extensions thereof (automatic or otherwise) for additional periods of up to 12 months (which in no event shall extend beyond the date referred to in clause (ii)) and (ii) the date that is five Business Days prior to the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 3:00 p.m., New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than (i) 3:00 p.m., New York City time, on the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time on the day of receipt, or (ii) 3:00 p.m., New York City time, on the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt, provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice and subject to Section 2.05(b)(ii), each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank, provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder, provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement in accordance with paragraph (e) of this Section.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans, provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Bank. Subject to the appointment and acceptance of a successor Issuing Bank as provided in this paragraph (except as provided in Section 8.01(f)), the Issuing Bank may resign at any time upon 15 days’ prior notice to the Administrative Agent, the Lenders and unless a Default or Event of Default exists, the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor which successor shall be consented to by the Borrower at all times other than during the existence of an Event of Default under Section 7.01(h), (i) or (j). If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 15 days after the resigning Issuing Bank gives notice of its resignation, then the retiring Issuing Bank may (but shall have no obligation to), on behalf of the Lenders and the Administrative Agent, appoint a successor Issuing Bank which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. At the time any such replacement and/or resignation shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement and/or resignation, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement and/or resignation of the Issuing Bank hereunder, the replaced or resigning Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement and/or resignation, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Collateral Agent, in the name of the Collateral Agent and for the benefit of the Lenders, an amount in cash equal to 105% the LC Exposure as of such date plus any accrued and unpaid interest thereon, provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in paragraph (h) or (i) of Section 7.01. The Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b). Each such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Required Lenders), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

SECTION 2.06. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders, provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request, provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption and in its sole discretion, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or as designated by Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing, (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08. Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments, provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $500,000 and not less than $2,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the Aggregate Exposures would exceed the aggregate Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable, provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.09. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Maturity Date, (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Maturity Date, provided that on each date that a Borrowing is made, the Borrower shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest

Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10. [Intentionally Omitted]

SECTION 2.11. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.

(b) In the event and on such occasion that the Aggregate Exposures exceed the aggregate Commitments, the Borrower shall prepay Borrowings or Swingline Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Collateral Agent pursuant to Section 2.05(j)) in an aggregate amount equal to such excess.

(c) [intentionally omitted].

(d) Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (e) of this Section.

(e) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 2:00 p.m.,

New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment, provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13 but shall otherwise be without premium or penalty.

SECTION 2.12. Fees. (a) With the exception of a Defaulting Lender subject to Section 2.21 below, the Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at 1.00% on the daily unused amount of each Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the aggregate Commitments terminate. Accrued commitment fees shall be payable in arrears in respect of the Commitments, on the last Business Day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees with respect to Commitments, a Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Loans on the daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at a rate equal to 0.25% per annum on the daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees shall be payable on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Effective Date, provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments, provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as applicable, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as applicable, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor, provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(e) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as applicable) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as applicable, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, if any, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), on or prior to the Effective Date in the case of each Foreign Lender that is a signatory hereto, and on the date of assignment pursuant to which it becomes a Lender in the case of each other Lender and from time to time thereafter is reasonably requested by either of the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

(f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 3:00 p.m., New York City time), on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 60 Wall Street, New York, New York 10005, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, and participations in LC Disbursements and Swingline Loans, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders or the Issuing Bank, as applicable, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(a), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, the Issuing Bank and the Swingline Lender, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.20. Incremental Commitments. At any time during the Availability Period, subject to the terms and conditions set forth herein, the Borrower may at any time and from time to time, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request to add additional Commitments (together the “Incremental Extensions of Credit”) in minimum principal amounts of $5,000,000, provided that such amount may be less than $5,000,000 if such amount represents all the remaining availability under the aggregate principal amount set forth below, provided, further, that (x) immediately prior to and after giving effect to any Incremental Facility Amendment, no Default has occurred or is continuing or shall result therefrom and (y) the Borrower shall be in compliance on a Pro Forma Basis with the Financial Performance Covenant recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available. The Incremental Extensions of Credit (a) shall be in an aggregate principal amount not exceeding $20,000,000 and (b) shall have the same terms as the Commitments. The Borrower may chose to offer each Lender (an “Existing Lender”) the opportunity to commit to the Incremental Extensions of Credit; provided that no Existing Lender shall be obligated to provide any Incremental Extensions of Credit unless it so agrees. Any additional bank, financial institution, Existing Lender or other Person that elects to extend Incremental Extensions of Credit shall be reasonably satisfactory to the Administrative Agent (any such bank, financial institution, Existing Lender or other Person being called an “Additional Lender”) and shall become a Lender under this Agreement, pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement, giving effect to the modifications permitted by this Section 2.20, and, as appropriate, the other Loan Documents, executed by the Borrower, each Additional Lender and the Administrative Agent. Commitments in respect of Incremental Extensions of Credit shall be Commitments for all purposes under this Agreement. An Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section. The effectiveness of any Incremental Facility Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 4.02 (it being understood that all references to “the date of such Borrowing” in such Section 4.02 shall be deemed to refer to the Incremental Facility Closing Date). Upon each increase in the Commitments pursuant to this Section 2.20, each Existing Lender will automatically and without further act be deemed to have assigned to each Additional Lender providing a portion of the Incremental Extension of Credit, and each such Additional Lender will automatically and without further act be deemed to have assumed, a portion of such Existing Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in Letters of Credit and (ii) participations hereunder in Swingline Loans held by each Lender (including each such Additional Lender) will equal such Lender’s Applicable Percentage and (b) if, on the date of such increase, there are any Revolving Loans outstanding, such Revolving Loans shall on the Incremental Facility Closing Date be prepaid from the proceeds of additional Revolving Loans made hereunder (reflecting such increase in Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Loans being prepaid and any costs incurred by any Lender in accordance with Section 2.16. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence. The proceeds of the Incremental Extensions of Credit shall be used for the purposes set forth in Section 5.11.

SECTION 2.21. Defaulting Lenders. Anything contained herein to the contrary notwithstanding, in the event that any Lender becomes a Defaulting Lender by defaulting in its obligation to fund (a “Funding Default”) any Revolving Loan or its portion of any unreimbursed payment under Section 2.04(c) or 2.05(d) (in each case, a “Defaulted Loan”) or otherwise becomes a Defaulting Lender, then (a) during any Default Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Loan Documents other than matters pertaining to (i) increasing the Commitment of such Defaulting Lender, (ii) reducing the principal amount of any Loan or LC Disbursement or reducing the rate of interest thereon, or reducing any fees payable under this Agreement, in each case owed to such Defaulting Lender, or (iii) postponing the maturity of any Loan, the required date of reimbursement of any LC Disbursement, in each case owed to such Defaulting Lender or postponing the scheduled date of expiration of the Commitment of such Defaulting Lender; (b) to the extent permitted by applicable law, until such time as the Default Excess with respect to such Defaulting Lender shall have been reduced to zero, (i) any voluntary prepayment of the Revolving Loans shall, if the Borrower so directs at the time of making such voluntary prepayment, be applied to the Revolving Loans of other Lenders as if such Defaulting Lender had no Revolving Loans outstanding and the Exposure of such Defaulting Lender were zero and (ii) any mandatory prepayment of the Revolving Loans shall, if the Borrower so directs at the time of making such mandatory prepayment, be applied to the Revolving Loans of other Lenders (but not to the Revolving Loans of such Defaulting Lender) as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender, it being understood and agreed that the Borrower shall be entitled to retain any portion of any mandatory prepayment of the Revolving Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (b); and (c) subject to Section 2.05(b), such Defaulting Lender’s Commitment and outstanding Revolving Loans and such Defaulting Lender’s pro rata share of the LC Exposure shall be excluded for purposes of calculating the commitment fee payable to Lenders in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any commitment fee pursuant to Section 2.12 with respect to such Defaulting Lender’s Commitment in respect of any Default Period with respect to such Defaulting Lender. No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.21, performance by the Borrower of its obligations hereunder and the other Loan Documents shall not be excused or otherwise modified as a result of any Funding Default or the operation of this Section 2.21. The rights and remedies against a Defaulting Lender under this Section 2.21 are in addition to other rights and remedies which the Borrower may have against such Defaulting Lender with respect to any Funding Default and which the Administrative Agent, the Swingline Lender, any Issuing Bank or any Lender may have against such Defaulting Lender with respect to any Funding Default.

ARTICLE III

Representations and Warranties

Holdings and the Borrower represent and warrant to the Lenders that:

SECTION 3.01. Organization; Power. Each of Holdings, the Borrower and the Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority and all governmental rights, qualifications, approvals, authorizations, permits, accreditations, Reimbursement Approvals, licenses and franchises material to the business of the Borrower and the Subsidiaries taken as a whole that are necessary to own its assets, to carry on its business as now conducted and as proposed to be conducted and to execute, deliver and perform its obligations under each Loan Document to which it is a party and (c) except where the failure to do so, individually or in the aggregate, is not reasonably likely to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions to be entered into by each Loan Party have been duly authorized by all necessary corporate or other action and, if required, stockholder action. This Agreement has been duly executed and delivered by each of Holdings and the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of Holdings, the Borrower or such Loan Party, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents, (b) will not violate any Requirement of Law applicable to Holdings, the Borrower or any of the Subsidiaries, as applicable, (c) will not violate or result in a default under any indenture, Management Services Agreement or other material agreement or instrument binding upon Holdings, the Borrower or any of the Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by Holdings, the Borrower or any of the Subsidiaries or give rise to a right of, or result in, termination, cancellation or acceleration of any material obligation thereunder, (d) will not result in a Limitation on any right, qualification, approval, permit, accreditation, authorization, Reimbursement Approval, license or franchise or authorization granted by any Governmental Authority, Third Party Payor or other Person applicable to the business, operations or assets of the Borrower or any of the Subsidiaries or adversely affect the ability of the Borrower or any of the Subsidiaries to participate in any Third Party Payor Arrangement except for Limitations, individually or in the aggregate, that are not material to the business of the Borrower and the Subsidiaries, taken as a whole, and (e) will not result in the creation or imposition of any Lien on any asset of Holdings, the Borrower or any of the Subsidiaries, except Liens created under the Loan Documents. There is no pending or, to the knowledge of the Borrower, threatened Limitation by any Governmental Authority, Third Party

Payor or any other Person of any right, qualification, approval, permit, authorization, accreditation, Reimbursement Approval, license or franchise of the Borrower, any Subsidiary or any Affiliated Practice, except for such Limitations, individually or in the aggregate, as are not reasonably likely to result in a Material Adverse Effect. No certifications by any Governmental Authority or any Third Party Payor are required for operation of the business of the Borrower and the Subsidiaries and neither the Borrower nor any Subsidiary is required to have entered into any agreement with a Third Party Payor for the operation of the business of the Borrower and the Subsidiaries that are not in place, in each case except such certifications or the absence of agreements which do not materially and adversely affect the operation of the business of the Borrower and its Subsidiaries. All material Affiliated Practices have the power and authority, all governmental rights, qualifications, permits, authorizations, approvals, accreditations, Reimbursement Approvals, licenses and franchises material to the business of the Borrower and the Subsidiaries, taken as a whole, that are necessary to own its assets and to carry on its business as now conducted and as proposed to be conducted.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows (i) as of and for the fiscal years ended December 31, 2006, December 31, 2007, and December 31, 2008, reported on by PricewaterhouseCoopers LLP, independent public accountants, and (ii) as of and for the fiscal quarter ended March 31, 2009 (and comparable period for the prior fiscal year), certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and the Subsidiaries as of such dates and for such periods in accordance with GAAP consistently applied, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) Except as disclosed in (i) the financial statements referred to above or the notes thereto or (ii) the Final Offering Memorandum, none of the Borrower or its Subsidiaries has, as of the Effective Date, any material direct or contingent liabilities.

(c) No event, change or condition has occurred that has had, or is reasonably likely to have, a material adverse effect on the business, operations, assets, liabilities, financial condition or results of operations of Holdings, the Borrower and the Subsidiaries, taken as a whole, since December 31, 2008.

SECTION 3.05. Properties. (a) Each of Holdings, the Borrower and the Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business (including its Mortgaged Properties), free and clear of all Liens, except for Permitted Encumbrances and minor defects in title that do not interfere in any material respect with its ability to conduct its business or to utilize such properties for their intended purposes.

(b) Each of Holdings, the Borrower and the Subsidiaries owns, licenses or possesses the right to use, all Intellectual Property (as defined in the Collateral Agreement) material to its business, and the use thereof by Holdings, the Borrower and the Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, are not reasonably likely to result in a Material Adverse Effect.

(c) Schedule 3.05 sets forth the address of each real property that is owned or leased by Holdings, the Borrower or any of the Subsidiaries as of the Effective Date.

(d) As of the Effective Date, neither Holdings or the Borrower nor any of the Subsidiaries has received notice of, or has knowledge of, any pending or contemplated condemnation proceeding affecting any Mortgaged Property or any sale or disposition thereof in lieu of condemnation. As of the Effective Date, neither any Mortgaged Property nor any interest therein is subject to any right of first refusal, option or other contractual right to purchase such Mortgaged Property or interest therein.

SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Holdings, the Borrower or any Subsidiary, threatened against or affecting Holdings, the Borrower or any Subsidiary that are reasonably likely to (i) have a Material Adverse Effect or (ii) adversely affect in any material respect the ability of the Loan Parties to consummate the Transactions or the other transactions contemplated hereby.

(b) Except with respect to any other matters that, individually or in the aggregate, are not reasonably likely to result in a Material Adverse Effect, neither Holdings, the Borrower nor any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.07. Compliance with Laws and Agreements. Except with respect to any matters that, individually or in the aggregate, are not material to the business of the Borrower and the Subsidiaries, taken as a whole, each of Holdings, the Borrower, the Subsidiaries and, to the knowledge of the Borrower, the Affiliated Practices, is in compliance with all material Requirements of Law applicable to it or its property and all material indentures, agreements and other instruments binding upon it or its property, including the Health Insurance Portability and Accountability Act of 1996 (HIPAA) and all related regulations.

SECTION 3.08. Investment Company Status. Neither Holdings, the Borrower nor any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 as amended from time to time.

SECTION 3.09. Taxes. Each of Holdings, the Borrower and the Subsidiaries has timely filed or caused to be filed all Federal and other material Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) any Taxes that are being contested in good faith by appropriate proceedings and for which Holdings, the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so is not reasonably likely to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably likely to occur that, when taken together with all other such ERISA Events for which liability is reasonably likely to occur, is reasonably likely to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair value of the assets of such Plan.

SECTION 3.11. Disclosure. None of the written reports, financial statements, certificates or other written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided that with respect to any projected financial information, Holdings and the Borrower represent only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time delivered and as of the Effective Date.

SECTION 3.12. Subsidiaries. As of the Effective Date, Holdings does not have any subsidiaries other than the Borrower and the Subsidiaries, Permitted Joint Ventures and Inactive Subsidiaries listed on Schedule 3.12. Schedule 3.12 sets forth the name of, and the ownership or beneficial interest of Holdings, in each subsidiary, including the Borrower, and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the Effective Date.

SECTION 3.13. Insurance. Schedule 3.13 sets forth a description of all insurance maintained by or on behalf of Holdings, the Borrower and the Subsidiaries as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance have been paid. Holdings and the Borrower believe that the insurance maintained by or on behalf of the Borrower and the Subsidiaries is adequate.

SECTION 3.14. Labor Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against Holdings, the Borrower or any Subsidiary pending or, to the knowledge of Holdings or the Borrower, threatened. The hours worked by and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from Holdings, the Borrower or any Subsidiary, or for which any claim may be made against Holdings, the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Holdings, the Borrower or such Subsidiary. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings, the Borrower or any Subsidiary is bound.

SECTION 3.15. Solvency. On the Effective Date after giving effect to the Transactions, (a) the fair value of the assets of each Loan Party, at a fair valuation, exceeds its debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of each Loan Party is greater than the amount that is required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) each Loan Party is able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, and (d) each Loan Party does not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Effective Date, in each case after giving effect to any rights of indemnification, contribution or subrogation arising among the Subsidiary Loan Parties pursuant to the Collateral Agreement or by law.

SECTION 3.16. Senior Indebtedness. The Obligations constitute (a) “Senior Debt” under and as defined in the Senior Secured Notes Documents, (b) “Designated Senior Debt” under and as defined in the 10 3/4% Senior Subordinated Notes Documents and (c) “Senior Debt” or a comparable term under and as defined in (i) the 9 5/8% Senior Subordinated Notes Documents, (ii) the Physician Notes, (iii) the documentation governing any Additional Physician Notes and (iv) the documentation governing any Additional Subordinated Debt.

SECTION 3.17. Reimbursement from Third Party Payors. The accounts receivable generated by Holdings, the Borrower and the Subsidiaries and, to the knowledge of Holdings, and the Borrower, the accounts receivable generated by the Affiliated Practices have been and will continue to be adjusted to reflect the reimbursement policies required by all applicable Requirements of Law and other Third Party Payor Arrangements to which Holdings, the Borrower, such Subsidiary or Affiliated Practice is subject, and do not exceed in any material respect amounts the Borrower, such Subsidiary or, to the knowledge the Borrower, such Affiliated Practice is entitled to receive under any capitation arrangement, fee schedule, discount formula, cost-based reimbursement or other adjustment or limitation to usual charges. All billings generated by Holdings, the Borrower, each Subsidiary and, to the knowledge of the Borrower, generated by each Affiliated Practice pursuant to any Third Party Payor Arrangements have been made in compliance with all applicable Requirements of Law, except where failure to comply would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. There has been no intentional or material over-billing or over-collection by the Borrower or any Subsidiary pursuant to any Third Party Payor Arrangements, other than as created by routine adjustments and disallowances made in the ordinary course of business by the Third Party Payors with respect to such billings.

SECTION 3.18. Fraud and Abuse. None of Holdings, the Borrower, any Subsidiary or, to the knowledge of Holdings and the Borrower, any Affiliated Practice, nor any of their respective partners, members, stockholders, officers or directors, acting on behalf of Holdings, the Borrower, any Subsidiary or, to the knowledge the Borrower, any Affiliated Practice, have engaged on behalf of Holdings, Borrower, any Subsidiary or any Affiliated Practice in any activities that are prohibited under 42 U.S.C. § 1320a-7, 42 U.S.C. § 1320a-7a, 42 U.S.C. § 1320a-7b, 42 U.S.C. § 1395nn, 31 U.S.C. § 3729 et seq., or the regulations promulgated thereunder, or related Requirements of Law, or under any similar state law or regulation, or that are prohibited by binding rules of professional conduct, including (a) knowingly and willfully making or causing to be made a false statement or misrepresentation of a material fact in any application for any benefit or payment, (b) knowingly and willfully making or causing to be made any false statement or misrepresentation of a material fact for use in determining rights to any benefit or payment, (c) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to secure such benefit or payment fraudulently, (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind, or offering to pay or receive such remuneration (i) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made, in whole or in part, pursuant to any Third Party Payor Arrangement to which the foregoing rules and regulations apply or (ii) in return for purchasing, leasing or ordering or arranging for or recommending purchasing, leasing or ordering any good, facility, service, or item for which payment may be made, in whole or in part, pursuant to any Third Party Payor Arrangements to which the foregoing rules and regulations apply and (e) making any prohibited referral for designated health services, or presenting or causing to be presented a claim or bill to any individual, third party payor or other entity for designated health services furnished pursuant to a prohibited referral. Neither Holdings, the Borrower nor any Subsidiary shall be considered to be in breach of this Section so long as (a) it or any Affiliated Practice, as the case may be, shall have taken such actions (including implementation of appropriate internal controls) as may be reasonably necessary to prevent such prohibited actions and (b) such prohibited actions as have occurred, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of each of (i) Ropes & Gray LLP, counsel for Holdings and the Borrower, substantially in the form of Exhibit B-1, and (ii) local counsel in each jurisdiction where a Subsidiary Loan Party is organized as specified on Schedule 4.01, substantially in the form of Exhibit B-2, and, in the case of each such opinion required by this paragraph, covering such other matters relating to the Loan Parties, the Loan Documents or the Transactions as the Administrative Agent shall reasonably request. Holdings and the Borrower hereby request such counsel to deliver such opinions.

(c) The Administrative Agent shall have received a certificate from each Loan Party, dated the Effective Date, signed by the Chairman of the Board, the Chief Executive Officer, the President or any Vice President of such Loan Party, and attested to by the Secretary or any Assistant Secretary of such Loan Party, in the form of Exhibit H with appropriate insertions, together with copies of the certificate or articles of incorporation and by-laws (or other equivalent organizational documents), as applicable, of such Loan Party and the resolutions of such Loan Party referred to in such certificate, and each of the foregoing shall be in form and substance reasonably acceptable to the Administrative Agent.

(d) All Company and legal proceedings and all instruments and agreements in connection with the Transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received all information and copies of all documents and papers, including records of Company proceedings, governmental approvals, good standing certificates and bring-down telegrams or facsimiles, if any, which the Administrative Agent reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper Company officers or Governmental Authorities.

(e) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Financial Officer, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(f) The Administrative Agent shall have received all accrued and invoiced fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document.

(g) The Collateral and Guarantee Requirement (other than clauses (e) and (f) thereof) shall have been satisfied and the Administrative Agent shall have received (i) a completed Perfection Certificate dated the Effective Date and signed by the chief financial officer and a legal officer of the Borrower, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been released and (ii) evidence that the concentration account arrangements contemplated by the Collateral Agreement have been established, provided that the Collateral Agent may, in its reasonable judgment, grant extensions of time for compliance with the Collateral and Guarantee Requirement by any Loan Party.

(h) The Administrative Agent shall have received evidence that the insurance required by Section 5.07 and the Security Documents is in effect.

(i) The Borrower shall have issued at least $775,000,000 of face value Senior Secured Notes and shall have received gross cash proceeds of not less than $750,000,000 from such issuance. The terms and conditions of the Senior Secured Notes and the form and substance of the Senior Secured Notes Documents shall be reasonably satisfactory to the Lenders. The Administrative Agent shall have received copies of the Senior Secured Notes Documents, certified by a Financial Officer as complete and correct in all material respects.

(j) The Transactions shall have been consummated or shall be consummated simultaneously with the Effective Date in accordance with applicable law, and all other related documentation (without giving effect to any amendments or waivers to or of such documents that are adverse to the Lenders not approved by the Lenders).

(k) All Indebtedness under the Existing Credit Agreement shall have been repaid in full, and all commitments in respect thereof shall have been terminated, and all loans and notes issued thereunder shall have been repaid in full, together with interest thereon, all letters of credit issued thereunder shall have been terminated (or, in the case of Existing Letters of Credit, incorporated hereunder as Letters of Credit pursuant to Section 2.05(a)) and all Liens and guaranties in connection therewith shall have been released (and all appropriate releases, termination statements or other instruments of assignment with respect thereto shall have been obtained) to the reasonable satisfaction of the Administrative Agent. The Administrative Agent shall have received reasonably satisfactory evidence (including satisfactory pay-off letters, mortgage releases, intellectual property releases and UCC-3 termination statements) that the matters set forth in the immediately preceding sentence have been satisfied as of the Effective Date.

(l) On the Effective Date, each Loan Party, the Collateral Agent (for and on behalf of the Secured Parties) and the Senior Secured Notes Trustee (for and on behalf of the Senior Secured Notes holders) shall have duly authorized, executed and delivered the Intercreditor Agreement, and the Intercreditor Agreement shall be in full force and effect.

(m) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Financial Officer, confirming that since December 31, 2008, there has been no event, change, condition, circumstance or state of facts or aggregation of events, changes, conditions, circumstances or state of facts, that has had or is reasonably likely to have, individually or in the aggregate, (i) a material adverse effect on the business, operations, assets, liabilities, financial condition or results of operations of Holdings, the Borrower and the Subsidiaries taken as a whole, or (ii) a material adverse effect on the ability of the Borrower to perform its obligations under the Loan Documents.

(n) The Lenders shall have received (i) audited consolidated balance sheets and consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows of the Borrower as of and for the fiscal years ended December 31, 2006, December 31, 2007, and December 31, 2008, and the related notes thereto, accompanied by a true and correct copy of the reports thereon by PricewaterhouseCoopers LLP, independent public accountants, and (ii) unaudited consolidated balance sheets and consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows of the Borrower as of and for the fiscal quarter and the portion of the fiscal year ended June 30, 2009 (and comparable period for the prior fiscal year), prepared in accordance with GAAP consistently applied (subject to year-end audit adjustments and the absence of footnotes in the case of the statements in this clause (ii)), certified by a Financial Officer.

(o) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the Financial Officer, in form and substance satisfactory to the Administrative Agent, together with such other evidence reasonably requested by the Lenders, confirming the solvency of the Borrower and the Subsidiaries on a consolidated basis after giving effect to the Transactions.

(p) There shall be no litigation, arbitration, administrative proceeding or consent decree that is reasonably likely to have a material adverse effect on (a) the business, operations, performance, properties, condition (financial or otherwise), prospects or material agreements of or applicable to Holdings, the Borrower or the Subsidiaries, taken as a whole, after giving effect to the Transactions or (b) the ability of the parties to consummate the Transactions.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 5:00 p.m., New York City time, on August 31, 2009 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02. Each Credit Event. The obligation of each Lender to make any Loan and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (except to the extent any such representation or warranty is qualified by “materially,” “Material Adverse Effect” or a similar term, in which case such representation and warranty shall be true and correct in all respects) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct (or true and correct in all material respects, as the case may be) as of such earlier date).

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing (provided that a conversion or continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section 4.02) and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by Holdings and the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each of Holdings and the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent (for distribution to each Lender):

(a) within 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows as of the end of and for such fiscal year, and the related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then-elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.12 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the Borrower’s audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) concurrently with any delivery of financial statements under paragraph (a) or (b) above, a report with respect to the fiscal period covered by the financial statements being delivered, certified by a Financial Officer and in form and substance reasonably satisfactory to the Agents, setting forth the details of each (i) new Management Services Agreement, (ii) conversion of a Management Services Agreement from the “net revenue model” to the “earnings model” or other material change to a Management Services Agreement and (iii) termination of a Management Services Agreement, including whether such termination was in connection with a PPM Asset Disposition;

(e) concurrently with any delivery of financial statements under paragraph (a) above, (i) a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default and, if such knowledge has been obtained, describing such Default (which certificate may be limited to the extent required by accounting rules or guidelines) and (ii) a certificate delivered to the Collateral Agent executed by a Financial Officer and the chief legal officer of the Borrower setting forth the information required pursuant to the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Effective Date or the date of the most recent certificate delivered pursuant to this clause (e)(ii);

(f) within the earlier of (x) 90 days after the commencement of each fiscal year of the Borrower and (y) promptly after approval of the Board of Directors of the Borrower of a budget meeting the requirements set forth in this clause (f), a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and consolidated statements of projected operations, comprehensive income and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget;

(g) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC or with any national securities exchange, as applicable; and

(h) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any Subsidiary or any Plan, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.02. Notices of Material Events. Holdings and the Borrower will furnish to the Administrative Agent (for distribution to each Lender), through the Administrative Agent, written notice of the following promptly after obtaining knowledge thereof:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting Holdings, the Borrower, any Subsidiary or any Affiliated Practice that, if adversely determined, is reasonably likely to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the Subsidiaries in an aggregate amount exceeding $10,000,000;

(d) the receipt by Holdings, the Borrower or any Subsidiary or, to the knowledge of Holdings or the Borrower, any Affiliated Practice of (i) any notice of any loss of (A) accreditation from the Joint Commission on Accreditation of Healthcare Organizations or (B) any governmental right, qualification, permit, accreditation, approval, authorization, Reimbursement Approval, license or franchise or (ii) any notice, compliance order or adverse report issued by any Governmental Authority or Third Party Payor that is material to the business of the Borrower and the Subsidiaries, taken as a whole and, if not promptly complied with or cured, could result in (A) the suspension or forfeiture of any material governmental right, qualification, permit, accreditation, approval, authorization, Reimbursement Approval, license or franchise necessary for the Borrower, any Subsidiary or the Affiliated Practices generally to carry on its or their business as now conducted or as proposed to be conducted or (B) any other material Limitation imposed upon the Borrower, any Subsidiary or the Affiliated Practices generally;

(e) any Change in Law of the type described in clause (a) or (b) of such definition relating to any Third Party Payor Arrangement that could reasonably be expected to have a material and adverse effect on the ability of the Borrower, any Subsidiary or any Affiliated Practice to carry on its business as now conducted or as proposed to be conducted; and

(f) any other development that results in, or is reasonably likely to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Information Regarding Collateral. The Borrower will furnish to the Collateral Agent prompt written notice of any change (i) in any Loan Party’s corporate name, (ii) in the jurisdiction of incorporation or organization of any Loan Party or (iii) in any Loan Party’s organizational identification number. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. The Borrower also agrees promptly to notify the Collateral Agent if any material portion of the Collateral is damaged or destroyed.

SECTION 5.04. Existence; Conduct of Business. Each of Holdings and the Borrower will, and will cause each of the Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, permits, approvals, accreditations, authorizations, Reimbursement Approvals, licenses, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.05. Payment of Taxes. Each of Holdings and the Borrower will, and will cause each of the Subsidiaries to, pay its Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) Holdings, the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends the enforcement of any Lien securing such obligation and (d) the failure to make payment pending such contest is not reasonably likely to result in a Material Adverse Effect.

SECTION 5.06. Maintenance of Properties. Except if the failure to do so could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of Holdings and the Borrower will, and will cause each of the Subsidiaries to, keep and maintain all property in good working order and condition, ordinary wear and tear and casualty or condemnation excepted.

SECTION 5.07. Insurance. Each of Holdings and the Borrower will, and will cause each of the Subsidiaries to, maintain, with financially sound and reputable insurance companies (which may include self-insurance), (a) insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required to be maintained pursuant to the Security Documents. The Borrower will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.

SECTION 5.08. Casualty and Condemnation. The Borrower will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding.

SECTION 5.09. Books and Records; Inspection and Audit Rights; Annual Meetings. (a) Each of Holdings and the Borrower will, and will cause each of the Subsidiaries to, keep proper books of record and account in which entries that are full, true and correct entries in all material respects are made of all transactions in relation to its business and activities. Each of Holdings and the Borrower will, and will cause each of the Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice to the Borrower, to visit and inspect its properties during normal business hours, to examine and make extracts from its books and records, including environment assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its officers and independent accountants (provided that the Borrower shall be provided the opportunity to participate in any such discussions with its independent accountants), all at such reasonable times and as often as reasonably requested; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 5.09 and the Administrative Agent shall not exercise such rights more often than two times during any calendar year absent the existence of an Event of Default and only one such time shall be at the Borrower’s expense (such required expense reimbursement to be in accordance with Section 9.03 hereof); provided, further that, to the extent required by HIPAA or other privacy laws or regulations, each of Holdings and the Borrower shall, and shall cause its Subsidiaries to, use reasonable efforts to permit such access consistent with HIPAA, including without limitation, pursuant to regulations that may permit disclosure under its health care operations (as defined in HIPAA) subject to the HIPAA minimum necessary requirement.

(b) At a date and time to be mutually agreed upon between the Administrative Agent and Holdings occurring on or prior to the 120th day after the close of each fiscal year of Holdings, Holdings and the Borrower will, at the request of the Administrative Agent, hold a meeting with all of the Lenders (which meeting may be held via teleconference), at which meeting will be reviewed the financial results of Holdings, the Borrower and its Subsidiaries for the previous fiscal year and the budgets presented for the current fiscal year of Holdings.

SECTION 5.10. Compliance with Laws. Each of Holdings and the Borrower will, will cause each of the Subsidiaries and will use commercially reasonable efforts to cause each of the Affiliated Practices to, comply with all Requirements of Law, including Environmental Laws, applicable to it or its property, except where the failure to do so, individually or in the aggregate, is not reasonably likely to result in a Material Adverse Effect.

SECTION 5.11. Use of Proceeds and Letters of Credit. (a) The proceeds of the Revolving Loans, Swingline Loans and Letters of Credit will be used only for working capital and for other general corporate purposes, provided that no portion of any drawing under the Commitments may be used to make any payments in respect of the Senior Secured Notes, the Existing Senior Subordinated Notes or the Holdings Floating Rate Notes (including by way of any Restricted Payment, whether or not such Restricted Payment is permitted under Section 6.08).

(b) No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose in violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 5.12. Additional Subsidiaries. If any additional wholly-owned domestic Subsidiary is formed or acquired after the Effective Date (or (x) if any Inactive Subsidiary or non-wholly-owned domestic Subsidiary (that is not an Inactive Subsidiary) that is not a Subsidiary Loan Party ceases to qualify as an Inactive Subsidiary or becomes wholly-owned, as applicable or (y) a Permitted Joint Venture that is not otherwise a Permitted Joint Venture Loan Party becomes a wholly owned Subsidiary of the Borrower), the Borrower will, promptly, in any event, within 45 days after such Subsidiary is formed or acquired, notify the Collateral Agent and the Lenders (through the Administrative Agent) thereof and promptly, in any event, within 45 days (or 60 days with respect to clauses (e) or (f) of the Collateral and Guarantee Requirement, or such later time with respect to any particular requirements of the Collateral and Guarantee Requirement as consented to by the Collateral Agent in its reasonable discretion), cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary (if it is a Subsidiary Loan Party) and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party.

SECTION 5.13. Further Assurances. (a) Each of Holdings and the Borrower will, and will cause each Subsidiary Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee

Requirement to be and remain satisfied, all at the expense of the Loan Parties. Each of Holdings and the Borrower also agrees to provide to the Collateral Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b) If any material assets (including any real property or improvements thereto or any interest therein, other than any real property with a fair value of less than $1,500,000) are acquired by the Borrower or any Subsidiary Loan Party after the Effective Date (other than assets constituting Collateral under the Collateral Agreement that become subject to the Lien in favor of the Collateral Agreement upon acquisition thereof), the Borrower will notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent or the Required Lenders, the Borrower will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties, provided that the Collateral Agent may, in its reasonable judgment, grant extensions of time for compliance or exceptions with the provisions of this paragraph by any Loan Party.

SECTION 5.14. Maintenance of Company Separateness. (a) Holdings will, independent of the Borrower and its Subsidiaries, satisfy customary Company formalities, including (to the maximum extent required under applicable Company laws) the holding of regular board of directors’ and shareholders’ meetings or action by directors or shareholders without a meeting and the maintenance of Company records. No Loan Party (other than Holdings) shall make any payments to a creditor of Holdings in respect of any liability of Holdings, and no lender account of a Loan Party (other than Holdings) shall be commingled with any lender account of Holdings. Holdings shall not make any payments to a creditor of any other Person (including another Loan Party) in respect of any liability of such Person (other than pursuant to the Loan Documents) and no lender account of Holdings shall be commingled with any lender account of any other Person (including another Loan Party). Any financial statements distributed to any creditors of (i) Holdings or (ii) the Borrower or any Subsidiary Loan Party shall clearly establish or indicate the Company separateness of Holdings. Finally, Holdings shall not take any action, or conduct its affairs in a manner, which is reasonably likely to result in the Company existence of Holdings being ignored, or in the assets and liabilities of Holdings being substantively consolidated with those of any other such Person (including another Loan Party) in a bankruptcy, reorganization or other insolvency proceeding.

(b) The Borrower will ensure that (i) no bank account of any Permitted Joint Venture that is not a Permitted Joint Venture Loan Party shall be commingled with any bank account of any Loan Party, and (ii) any financial statements distributed to any creditors of any Permitted Joint Venture that is not a Permitted Joint Venture Loan Party shall clearly establish or indicate the Company separateness of such Permitted Joint Venture from the Loan Parties.

SECTION 5.15. Post Closing Covenant. On or prior to the 60th day following the Effective Date (or such later time as consented to by the Collateral Agent in its reasonable discretion), the Borrower shall cause clauses (e) and (f) of the Collateral and Guarantee Requirement to be satisfied with respect to Mortgaged Property and Deposit Accounts (other than an Excluded Deposit Account) in existence on the Effective Date.

SECTION 5.16. Succeeding Holdings. (a) After the Effective Date, and notwithstanding anything to the contrary contained in this Agreement, US Oncology Holdings, Inc. may create a new Domestic Subsidiary (“Succeeding Holdings”) and transfer all of the outstanding Equity Interests of the Borrower to Succeeding Holdings, immediately after giving effect to which the Borrower shall be a direct wholly owned Subsidiary of Succeeding Holdings (collectively, the “Holding Company Restructuring Transaction”), in each case, subject to the fulfillment of the conditions set forth below in clause (b).

(b) Consummation of the Holding Company Restructuring Transaction shall be subject to satisfaction of the following conditions precedent (some or all of which may occur simultaneously with the occurrence of the Holding Company Restructuring Transaction):

(i) Succeeding Holdings shall be in compliance with Section 6.04 at such time;

(ii) Succeeding Holdings shall have duly authorized, executed and delivered a counterpart (or a joinder in form and substance reasonably satisfactory to the Administrative Agent) of this Agreement, the Collateral Agreement and all other Security Documents to which US Oncology Holdings, Inc. is a party, and all Collateral and Guarantee Requirements shall be satisfied with respect to Succeeding Holdings (including a pledge of all Equity Interests of the Borrower);

(iii) Succeeding Holdings shall have delivered to the Administrative Agent such officer’s certificates, resolutions, opinions and other documents, in each case relating to the Holding Company Restructuring Transaction, as may be reasonably requested by the Administrative Agent;

(iv) all of the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of such date of consummation, both immediately before and after giving effect to the consummation of the Holding Company Restructuring Transaction, unless such representations and warranties relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date;

(v) there shall exist no Default or Event of Default on such date of consummation, both immediately before and after giving effect to the Holding Company Restructuring Transaction; and

(vi) the Administrative Agent shall have received an officer’s certificate from a Financial Officer of the Borrower certifying that the conditions precedent set forth in clauses (i), (iv) and (v) above shall have been satisfied.

(c) Upon consummation of the Holding Company Restructuring Transaction, except as expressly provided below, (i) Succeeding Holdings shall become “Holdings” for all purposes of this Agreement and the other Loan Documents and (ii) US Oncology Holdings, Inc. shall be released from the Loan Documents to which it is a party; provided that, notwithstanding the foregoing, for purposes of Sections 7.01(f), (g), (h), (i), (j) and (k) (and any defined terms as used therein) references to “Holdings” shall be deemed to include both US Oncology Holdings, Inc. and Succeeding Holdings.

SECTION 5.17. Designation of Subsidiaries.

For all purposes hereof other than for purposes of calculating the Leverage Ratio, the Board of Directors may designate that any Permitted Joint Venture is no longer a Subsidiary if:

(a) the Permitted Joint Venture to be so designated does not own any Equity Interests or Indebtedness of, or own or hold any Lien on any Property of, the Borrower or any other Subsidiary, and

(b) one of the following:

(1) the Permitted Joint Venture to be so designated has total assets of $1,000 or less, or

(2) if such Permitted Joint Venture has total assets greater than $1,000, the Borrower would be permitted under Section 6.08 to make a Restricted Payment or a Permitted Investment in the amount equal to the Fair Market Value of the Investment in such Permitted Joint Venture.

Except as provided in the first sentence of the preceding paragraph (including clauses (a) and (b) thereof), no Permitted Joint Venture that is a Subsidiary may be undesignated as a Subsidiary. In addition, neither the Borrower nor any Subsidiary shall at any time be directly or indirectly liable for any Indebtedness that provides that the holder thereof may (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its Stated Maturity upon the occurrence of a default with respect to any Indebtedness, Lien or other obligation of any Permitted Joint Venture that is not designated as a Subsidiary (including any right to take enforcement action against such Permitted Joint Venture).

For all purposes hereof other than for purposes of calculating the Leverage Ratio, the Board of Directors may designate any Permitted Joint Venture to be a Subsidiary if, immediately after giving pro forma effect to such designation,

(x) the Borrower could Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of Section 6.01, and

(y) no Default or Event of Default shall have occurred and be continuing or would result therefrom.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, each of Holdings and the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness; Certain Equity Securities. (a) (i) Holdings and the Borrower shall not, and shall not permit any Subsidiary to, Incur any Indebtedness and Holdings and the Borrower shall not issue any shares of Disqualified Preferred Stock and the Borrower shall not permit any Subsidiary to issue any shares of Preferred Stock, provided, however, that the Borrower may Incur Indebtedness and issue shares of Disqualified Preferred Stock, and any Subsidiary may Incur Indebtedness, issues shares of Disqualified Preferred Stock and issue shares of preferred stock if after giving pro forma effect to the application of the proceeds thereof, no Default or Event of Default would occur as a consequence of such Incurrence or issuance and after giving pro forma effect to the Incurrence of such Indebtedness or issuance of Disqualified Preferred Stock or preferred stock and the application of the proceeds thereof, the Consolidated Interest Coverage Ratio would be greater than 2.00 to 1.00; provided, however, that Subsidiaries that are not Subsidiary Loan Parties may not incur Indebtedness pursuant to this paragraph (a) if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), more than an aggregate of $50,000,000 of Indebtedness of Subsidiaries that are not Subsidiary Loan Parties is outstanding pursuant to this paragraph (a) at such time.

(b) Notwithstanding the foregoing paragraph (a), each of the following shall be permitted:

(i) Indebtedness created under the Loan Documents;

(ii) the Senior Secured Notes in an aggregate principal amount up to $775,000,000;

(iii) the Physician Notes;

(iv) [intentionally omitted];

(v) the Existing Senior Subordinated Notes;

(vi) Indebtedness existing on the date hereof and set forth in Schedule 6.01;

(vii) (A) Indebtedness of the Borrower owed to any Subsidiary and of any Subsidiary owed to the Borrower or any other Subsidiary, provided that (1) any subsequent issue or transfer of Equity Interests or other event that results in any such Subsidiary ceasing to be a Subsidiary or any subsequent transfer of any such Indebtedness (except to the Borrower or a Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof and (2) Indebtedness of the Borrower owed to any Subsidiary and Indebtedness of any Subsidiary Loan Party owed to the Borrower or any other Subsidiary shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent and (B) Indebtedness of the Borrower owed to any Insurance Subsidiary, provided that the aggregate amount of Indebtedness permitted pursuant to this clause (vii)(B) shall not exceed $3,000,000 at any time outstanding;

(viii) (A) Indebtedness of the Borrower or any Subsidiary Incurred (i) to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed by the Borrower or any Subsidiary in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof provided that such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (including the principal and any accrued but unpaid interest or premium in respect thereof) or (ii) as part of a Permitted Sale and Leaseback Transaction, and (B) Indebtedness constituting Guarantees of Indebtedness of Permitted Joint Ventures; provided, however, that the aggregate principal amount of such Indebtedness and Guarantees, when taken together with the amount of Indebtedness and Guarantees previously Incurred pursuant to this clause (viii) and then outstanding (including any Permitted Refinancing Debt with respect thereto), does not exceed the greater of (x) $75,000,000 and (y) 6.0% of Total Tangible Assets;

(ix) Indebtedness of a Subsidiary outstanding on the date on which such Subsidiary was acquired by the Borrower or otherwise became a Subsidiary (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Subsidiary became a Subsidiary of the Borrower or was otherwise acquired by the Borrower); provided, however, that at the time such Subsidiary was acquired by the Borrower or otherwise became a Subsidiary and after giving effect to the Incurrence of such Indebtedness, either (i) the Borrower would have been able to Incur $1.00 of additional Indebtedness pursuant to paragraph (a) of this Section 6.01 or (ii) the Consolidated Interest Coverage Ratio would be greater than immediately prior to the time such Subsidiary was acquired by the Borrower or otherwise became a Subsidiary;

(x) Indebtedness owed to any Person (including obligations in respect of letters of credit for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(xi) Indebtedness of the Borrower or any Subsidiary in respect of standby letters of credit, performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations, in each case provided in the ordinary course of business or repayment obligations pursuant to self-insurance obligations and, in each case, not in connection with the borrowing of money or the obtaining of advances or credit;

(xii) Indebtedness arising from agreements of the Borrower or a Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets or Equity Interests of a Subsidiary, other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Equity Interests; provided, however, that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Borrower or such Subsidiary in connection with such disposition;

(xiii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;

(xiv) Indebtedness under (i) Interest Rate Agreements entered into by Holdings, the Borrower or a Subsidiary for the purpose of fixing, hedging or swapping interest rate risk and not for speculative purposes; provided, however, that the obligations under such agreements are directly related to payment obligations on Indebtedness otherwise permitted by the terms of this 6.01 and (ii) Currency Exchange Protection Agreements entered into by Holdings, the Borrower or a Subsidiary for the purpose of fixing, hedging or swapping currency exchange rate risks directly related to transactions entered into by Holdings, the Borrower or such Subsidiary and not for speculative purposes;

(xv) Qualified Holdings Notes issued by Holdings (including refinancings or replacements thereof using newly issued Qualified Holdings Notes that do not increase the aggregate principal amount thereof), provided that the aggregate amount of Qualified Holdings Notes shall not exceed $150,000,000 at any time outstanding (other than any additional principal amounts resulting from the accrual of pay-in-kind interest);

(xvi) Additional Subordinated Debt the proceeds of which are used to Refinance the Holdings Floating Rate Notes, Senior Secured Notes or Existing Senior Subordinated Notes; provided that at the time of and after giving pro forma effect to the incurrence of any such Additional Subordinated Notes the proceeds of which are used to Refinance the Holdings Floating Rate Notes, the Consolidated Net Debt Ratio would be no greater than 5.00:1.00;

(xvii) Indebtedness representing deferred compensation to employees of the Borrower and the Subsidiaries incurred in the ordinary course of business;

(xviii) Indebtedness in respect of promissory notes issued to physicians, consultants, employees or directors or former employees, consultants or directors to finance any repurchase of shares of Equity Interests or options to purchase shares of Equity Interests permitted by Section 6.08(c)(iv) or (v);

(xix) Indebtedness in the form of loans from Permitted Joint Ventures in an aggregate principal amount at any time outstanding not to exceed $10,000,000;

(xx) Guarantees by the Borrower or any Subsidiary of Indebtedness of any Permitted Joint Venture, provided that the aggregate principal amount of Indebtedness subject to such Guarantees shall not exceed $50,000,000 at any time outstanding;

(xxi) any Guarantee by the Borrower or a Subsidiary of Indebtedness of the Borrower or a Subsidiary that was Incurred in compliance with this covenant; provided, however, that if such Indebtedness is by its express terms subordinated in right of payment to the Obligations or the Guarantee of such Subsidiary, as applicable, any such guarantee with respect to such Indebtedness shall be expressly subordinated in right of payment to the Obligations or such Subsidiary’s Guarantee;

(xxii) Permitted Refinancing Debt Incurred in respect of Indebtedness Incurred pursuant to paragraph (a) of this Section 6.01 and clauses (ii) through (vii), (ix), (xv), and (xvi) above, this clause (xxii) and clauses (xxvi) and (xxvii) below;

(xxiii) other Indebtedness of the Borrower or any Subsidiary in an aggregate principal amount not exceeding $125,000,000 at any time outstanding;

(xxiv) in the case of Holdings (but no other Loan Party or Subsidiary), the Holdings Floating Rate Notes;

(xxv) Additional Physician Notes; provided that (A) the aggregate principal amount of Additional Physician Notes issued pursuant to this clause (xxv) on or after the Effective Date shall not exceed $140,000,000 (excluding any additional principal amounts resulting from pay-in-kind interest), (B) such notes shall be issued in connection with an Additional Physician Affiliation, (C) the Borrower and the Subsidiaries are in compliance on a Pro Forma Basis with the Financial Performance Covenant recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available and (D) no Default has occurred and is continuing or would result therefrom;

(xxvi) Additional Second Lien Debt, provided that no Default has occurred and is continuing at the time of the incurrence thereof or would result therefrom and the Net Proceeds of such Additional Second Lien Debt are used, promptly after such Net Proceeds are received by the Borrower to Refinance the Holdings Floating Rate Notes (so long as at the time of and after giving pro forma effect thereto the Consolidated Net Debt Ratio would be no greater than 5.00:1.00), the Senior Secured Notes or the Existing Senior Subordinated Notes, so long as at the time of and after giving pro forma effect to such incurrence or issuance of Additional Second Lien Debt and the application of the proceeds thereof, the Consolidated Interest Coverage Ratio would be greater than 2.00:1.00; and

(xxvii) Indebtedness, the proceeds of which are used to Refinance the Holdings Floating Rate Notes, provided that no Default has occurred and is continuing at the time of the incurrence thereof or would result therefrom and the Net Proceeds of such Indebtedness are used, promptly after such Net Proceeds are received by the Borrower to refinance or replace the Holdings Floating Rate Notes, so long as at the time of and after giving pro forma effect thereto the Consolidated Net Debt Ratio would be no greater than 5.00:1.00.

(c) For purposes of determining compliance with this Section 6.01:

(i) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Borrower, in its sole discretion, will classify such item of Indebtedness at the time of Incurrence and only be required to include the amount and type of such Indebtedness in one of the above clauses;

(ii) the Borrower will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above; and

(iii) other than Indebtedness classified pursuant to Section 6.01(b)(iv), following the date of its Incurrence, any Indebtedness originally classified as Incurred pursuant to one of the clauses in Section 6.01(b) above may later be reclassified by the Borrower such that it will be deemed as having been Incurred pursuant to another clause in such section, as applicable, to the extent that such reclassified Indebtedness could be Incurred pursuant to such new clause at the time of such reclassification.

SECTION 6.02. Liens. Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(i) (a) Liens created under the Loan Documents and (b) Liens created by or pursuant to the Senior Secured Notes and the Senior Secured Notes Security Documents (in each case, subject to the Intercreditor Agreement);

(ii) Permitted Encumbrances;

(iii) any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02, provided that (A) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary (other than proceeds and after acquired property to the extent required by the terms of the Indebtedness permitted pursuant to Section 6.01(b)(vi) which is secured by such Lien, as in effect on the Effective Date) and (B) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (plus fees, expenses, accrued interest and premium thereon);

(iv) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary, provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as applicable, (B) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary (other than proceeds and after acquired property of any acquired Subsidiary to the extent required by the terms of the Indebtedness assumed in such acquisition and permitted pursuant to Section 6.01(b)(ix) which is secured by such Lien, as in effect on the Effective Date) and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as applicable, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (plus fees and expenses, accrued interest and premium thereon);

(v) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary, provided that (A) such security interests secure Indebtedness permitted by Section 6.01(b), (B) such security interests and the Indebtedness secured thereby are incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (D) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary;

(vi) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(vii) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts Incurred in the ordinary course of business and not for speculative purposes;

(viii) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness; or (ii) relating to pooled deposit or sweep accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Subsidiaries;

(ix) Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Agreement;

(x) Liens arising out of Permitted Sale and Leaseback Transactions;

(xi) Liens granted by a Subsidiary that is not a Loan Party in favor of the Borrower or another Loan Party in respect of Indebtedness owed by such Subsidiary;

(xii) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Borrower or any Subsidiary;

(xiii) Liens securing Hedging Obligations so long as the related Indebtedness is permitted under this Agreement;

(xiv) the right of any Person to purchase assets relating to any Affiliated Practice upon the termination of the Management Services Agreement applicable to such Affiliated Practice, to the extent provided for in such Management Services Agreement;

(xv) Liens securing Additional Second Lien Debt incurred or issued under Section 6.01, provided that (1) at the time of and after giving pro forma effect to such incurrence or issuance of Additional Second Lien Debt and the application of the proceeds thereof, the Consolidated Net Secured Debt Ratio would be no greater than 3.75:1.00 and (2) the Liens securing such Additional Second Lien Debt shall be junior to the Liens securing the Loan Documents on the terms set forth in the Intercreditor Agreement or a similar intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent;

(xvi) Liens on the Property of the Borrower or any Subsidiary to secure any Refinancing, in whole or in part, of any Indebtedness secured by Liens referred to in clause (i)(b), (iii), (iv), (v) or (xv) above; provided, however, that (1) any such Lien shall be limited to all or part of the same Property that secured the original Lien (together with improvements and accessions to such Property), (2) with respect to Liens referred to in clause (i)(b) and clause (xv) above, any such Lien on all or any part of the Collateral shall be subject to the terms of the Intercreditor Agreement or a similar intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent and (3) the aggregate principal amount of Indebtedness that is secured by such Lien shall not be increased to an amount greater than the sum of:

(A) the outstanding principal amount, or, if greater, the committed amount, of the Indebtedness secured by Liens described under clause (i)(b), (iii), (iv), (v) or (xv) above, as the case may be, at the time the original Lien became a Lien under this Agreement, and

(B) an amount necessary to pay any fees and expenses, accrued interest, premiums and defeasance costs, incurred by the Borrower or such Subsidiary in connection with such Refinancing;

(xvii) [intentionally omitted]; and

(xviii) Liens on assets of the Borrower or the Subsidiaries not otherwise permitted by this Section so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed $50,000,000 at any time outstanding.

SECTION 6.03. Fundamental Changes. Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Person may merge into the Borrower in a transaction in which the surviving entity is a Person organized or existing under the laws of the United States of America, any State thereof or the District of Columbia and, if such surviving entity is not the Borrower, such Person expressly assumes, in writing, all the obligations the Borrower under the Loan Documents and such Person takes all other actions and delivers such other documents to the Administrative Agent as the Administrative Agent shall reasonably request in order to protect and perfect the position of the Administrative Agent, the Collateral Agent and the Lenders under the Loan Documents, (ii) any Person may merge into Holdings in a transaction in which the surviving entity is a Person organized or existing under the laws of the United States of America, any State thereof or the District of Columbia and, if such surviving entity is not Holdings such Person expressly assumes, in writing, all the obligations of Holdings under the Loan Documents and such person takes all other actions and delivers such other documents to the Administrative Agent as the Administrative Agent shall reasonably request in order to protect and perfect the position of the Administrative Agent, the Collateral Agent and the Lenders under the Loan Documents, (iii) any Person may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary and, if any party to such merger is a Subsidiary Loan Party, is or becomes a Subsidiary Loan Party concurrently with such merger, (iv) any Subsidiary (other than a Subsidiary Loan Party) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (v) any asset sale permitted by Section 6.05(h) may be effected through the merger of a subsidiary of the Borrower with a third party, provided that any such merger referred to in clauses (i), (ii), (iii) or (v) above involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.08.

SECTION 6.04. Conduct of Business, etc.. (a) The Borrower will not, and Holdings and the Borrower will not permit any Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and the Subsidiaries on the Effective Date and businesses reasonably related or incidental thereto.

(b) Holdings will not engage in any business or activity other than the ownership of all the Equity Interests of the Borrower, engaging in corporate and administrative functions and other activities incidental thereto and the maintenance of its capital structure including the issuance of Equity Interests (including Qualified Preferred Stock) and entering into those agreements and arrangements incidental thereto. Holdings will not own or acquire any assets (other than Equity Interests of the Borrower and the cash proceeds of any Restricted Payments permitted by Section 6.08 or proceeds of any issuance of Indebtedness or Equity Interests not prohibited by this Agreement pending application as required by this Agreement) or incur any liabilities (other than liabilities under the Loan Documents and liabilities reasonably incurred in connection with its maintenance of its existence and activities incidental thereto). Notwithstanding the foregoing, Holdings shall be permitted to enter into transactions, engage in activities and maintain assets or incur liabilities in respect of the Holdings Company Restructuring Transaction, Holdings Floating Rate Notes, any Qualified Holdings Notes, any Qualified Preferred Stock, the Long Term Incentive Plan or Swap Agreements related to Indebtedness of Holdings permitted hereunder.

SECTION 6.05. Asset Sales. Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to make any Disposition, nor will the Borrower permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than to the Borrower or another Subsidiary in compliance with the definition of Permitted Investment), except:

(a) sales, transfers and dispositions of (i) inventory in the ordinary course of business, (ii) used, obsolete, worn out or surplus equipment or property and (iii) real property no longer useful to the business;

(b) sales, transfers and dispositions to the Borrower or any Subsidiary, provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09;

(c) sales, transfers and dispositions of accounts receivable in connection with the compromise, settlement or collection thereof consistent with past practice;

(d) sales, transfers and dispositions of property to the extent constituting (i) a Permitted Investment, (ii) investments constituting deposits described in clauses (c) and (d) of the definition of the term “Permitted Encumbrances”, (iii) Restricted Payments permitted under Section 6.08, and (iv) Dispositions permitted pursuant to Section 6.03;

(e) sale and leaseback transactions permitted by Section 6.06;

(f) PPM Asset Dispositions, provided that the aggregate Fair Market Value of all assets sold, transferred or otherwise disposed of in reliance of this paragraph (f) (together with all sales, transfers and other dispositions of assets made in reliance on paragraph (h) of this Section 6.05) shall not exceed $100,000,000 during the term of this Agreement;

(g) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary;

(h) sales, transfers and other dispositions of assets (other than (i) Equity Interests in a Subsidiary unless all Equity Interests in such Subsidiary are sold and (ii) transfers of real property to any Permitted Real Estate Joint Venture) that are not permitted by any other paragraph of this Section, so long as (w) the aggregate Fair Market Value of all assets sold, transferred or otherwise disposed of in reliance upon this paragraph (h) (together with all PPM Asset Dispositions made in reliance on paragraph (f) of this Section 6.05) shall not exceed $100,000,000 during the term of this Agreement, (x) each such sale, transfer or disposition is in an arm’s length transaction and the Borrower or such Subsidiary receives at least Fair Market Value, (y) the consideration received by the Borrower or such Subsidiary is paid at the time of such sale and (z) no Default has occurred or is continuing or would result therefrom;

(i) transfers of real property owned by the Borrower or any Subsidiary on the Effective Date and listed on Schedule 3.05 to a Permitted Real Estate Joint Venture, provided that (A) no Default exists or would result therefrom, (B) the aggregate fair value of all real property transferred in reliance upon this paragraph (i) shall not exceed $75,000,000 during the term of this Agreement and (C) such transfer shall be made for Fair Market Value and for consideration consisting of (x) in the event such Permitted Real Estate Joint Venture incurs Indebtedness from a Person other than the Borrower or any Subsidiary Loan Party to finance the purchase of such real property, an amount of cash equal to 100% of the Net Proceeds of such Indebtedness plus 100% of the Net Proceeds of sales of Equity Interests in such Permitted Real Estate Joint Venture to physicians who are owners, members or employees of the applicable Affiliated Practice, which cash consideration shall not be less than 65% of the Fair Market Value of such real property and (y) otherwise, cash in an amount equal to 100% of the Net Proceeds of the sales of Equity Interests in such Permitted Real Estate Joint Venture to physicians who are owners, members or employees of the applicable Affiliated Practice plus a note in an aggregate principal amount equal to not less than 65% of the Fair Market Value of such real property, which note shall be secured by a perfected first-priority security interest in such real property and pledged to the Collateral Agent pursuant to the Collateral Agreement;

(j) transfers of real property acquired after the Effective Date by the Borrower or any Subsidiary to a Permitted Real Estate Joint Venture, provided that (A) no Default has occurred and is continuing or would result therefrom, (B) such real property is (i) transferred within one year of opening by the Borrower or such Subsidiary and (ii) prior to such transfer, subject to a mortgage (if a mortgage is required pursuant to Section 5.13(b) and the Borrower or such Subsidiary shall have taken any other actions reasonably related thereto as described in Section 5.13), (C) any Indebtedness of the Borrower or a Subsidiary incurred to finance the acquisition of such real property (or any construction or improvements thereto) is repaid in full or assumed by the Permitted Real Estate Joint Venture at the time such real property is transferred to such Permitted Real Estate Joint Venture and (D) such transfer shall be made for Fair Market Value and for consideration consisting of (x) in the event such Permitted Real Estate Joint Venture incurs Indebtedness from a Person other than the Borrower or any Subsidiary Loan Party to finance the purchase of such real property, an amount of cash equal to 100% of the Net Proceeds of such Indebtedness plus 100% of the Net Proceeds of sales of Equity Interests in such Permitted Real Estate Joint Venture to physicians who are owners, members or employees of the applicable Affiliated Practice, which cash consideration shall not be less than 65% of the Fair Market Value of such real property and (y) otherwise, cash in an amount equal to 100% of the Net Proceeds of the sales of Equity Interests in such Permitted Real Estate Joint Venture to physicians who are owners, members or employees of the applicable Affiliated Practice plus a note in an aggregate principal amount equal to not less than 65% of the Fair Market Value of such real property, which note shall be secured by a perfected first-priority security interest in such real property and pledged to the Collateral Agent pursuant to the Collateral Agreement;

(k) issuances and sales of Equity Interests in a Permitted Real Estate Joint Venture to any physician who is an owner, member or employee of an Affiliated Practice, provided that after giving effect to such issuance or sale, the Borrower and one or more Subsidiaries owns at least a majority of the Equity Interests of such Permitted Real Estate Joint Venture;

(l) issuance and sales of preferred Equity Interests in Holdings or the Borrower to any Permitted Investor;

(m) exchanges of property for similar replacement property for fair value;

(n) sales, transfers and other dispositions of assets, provided that (A) no single asset with a Consolidated EBITDA of greater than $6,000,000 for the four consecutive fiscal quarter period ended June 30, 2009, may be sold, transferred or disposed of pursuant to this clause (n), (B) no Default has occurred and is continuing or would result therefrom and (C) the Borrower and the Subsidiaries are in compliance on a Pro Forma Basis after giving effect to such Dispositions with the Financial Performance Covenant recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available;

(o) Dispositions of Investments in Permitted Joint Ventures permitted pursuant to this Agreement to the extent required by, or made pursuant to, customary buy/sell arrangements between joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(p) any surrender or waiver of contract rights or the settlement, release or surrender of any contract, tort or other claim of any kind;

(q) any sale or disposition deemed to occur in connection with or granting any Lien permitted under this Agreement;

(r) Dispositions of cash and Temporary Cash Investments; and

(s) leases, subleases, licenses or sublicenses, in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower and the Subsidiaries.

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by paragraphs (b), (c), (g), (l), (o), (p) and (q) above) shall be made for Fair Market Value and (other than those permitted by paragraphs (b), (d), (i), (j), (m), (o), (p) and (q) above) for at least 75% cash consideration (it being understood that (x) for purposes of clause (a) above, accounts receivable received in the ordinary course and any property received in exchange for used, obsolete, worn out or surplus equipment or property shall be deemed to constitute cash consideration, (y) for purposes of paragraphs (f) and (h) above, notes having a maturity date no later than one year after the date of the applicable PPM Asset Disposition received by the Borrower or any Subsidiary and that are paid in full in cash during such period shall be deemed to constitute cash consideration and (z) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (z) that is at that time outstanding, not in excess of the greater of (x) $40,000,000 and (y) 2.5% of Total Tangible Assets at the time of the receipt of such Designated Non-Cash Consideration, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to constitute cash consideration).

SECTION 6.06. Sale and Leaseback Transactions. Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets by the Borrower or any Subsidiary that is made for cash consideration in an amount not less than the Fair Market Value of such fixed or capital asset and is consummated within 120 days after the Borrower or such Subsidiary acquires or completes the construction of such fixed or capital asset (any such transaction, a “Permitted Sale and Leaseback Transaction”).

SECTION 6.07. Intentionally Omitted.

SECTION 6.08. Restricted Payments; Certain Payments of Indebtedness. (a) The Borrower will not, nor will the Borrower permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, if at the time of, and after giving effect to, such proposed Restricted Payment:

(i) a Default or Event of Default shall have occurred and be continuing,

(ii) the Borrower could not Incur at least $1.00 of additional Indebtedness pursuant to Section 6.01(a), or

(iii) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made since the Effective Date (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value) would exceed an amount equal to the sum of (without duplication):

(1) 50% of the aggregate amount of Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter during which the Effective Date occurs to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which internal financial statements are available (or if the aggregate amount of Consolidated Net Income for such period shall be a deficit, minus 100% of such deficit), plus

(2) Capital Stock Sale Proceeds, net cash capital contributions and the Fair Market Value of Property (other than Indebtedness) contributed in respect of the Borrower’s Equity Interests (other than Disqualified Preferred Stock) subsequent to the Effective Date, plus

(3) the sum of:

(A) the aggregate net cash proceeds and the Fair Market Value of Property (other than Indebtedness) received by the Borrower or any Subsidiary from the issuance or sale after the Effective Date of convertible or exchangeable Indebtedness that has been converted into or exchanged for Equity Interests (other than Disqualified Preferred Stock) of the Borrower, and

(B) the aggregate amount by which Indebtedness (other than Subordinated Obligations) of the Borrower or any Subsidiary is reduced on the Borrower’s consolidated balance sheet on or after the Effective Date upon the conversion or exchange of any Indebtedness issued or sold on or prior to the Effective Date that is convertible or exchangeable for Equity Interests (other than Disqualified Preferred Stock) of the Borrower, excluding, in the case of clause (A) or (B):

(x) any such Indebtedness issued or sold to the Borrower or a subsidiary of the Borrower or an employee stock ownership plan or trust established by the Borrower or any such subsidiary for the benefit of their employees, and

(y) the aggregate amount of any cash or other Property distributed by the Borrower or any Subsidiary upon any such conversion or exchange,

plus

(4) an amount equal to the sum of:

(A) the net reduction after the Effective Date in Investments (other than Permitted Investments) in any Person other than the Borrower or a Subsidiary resulting from dividends, repayments of loans or advances or other transfers of Property, proceeds realized on the sale of such Investments and proceeds representing the return of the capital, in each case to the Borrower or any Subsidiary from such Person, less the cost of the disposition of such Investments, and

(B) the portion (proportionate to the Borrower’s equity interest in such Permitted Joint Venture or other non-Loan Party) of the Fair Market Value of the net assets of such Permitted Joint Venture or other non-Loan Party at the time such Permitted Joint Venture or other non-Loan Party is designated a Subsidiary;

provided, however, that the foregoing sum shall not exceed, in the case of any Person, the amount of Investments (other than Permitted Investments) previously made (and treated as a Restricted Payment) by the Borrower or any Subsidiary in such Person.

(b) Holdings will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment; provided, however, if the Borrower pays dividends or makes distributions to Holdings pursuant to paragraph (a) of this Section 6.08 or clause (c)(xi) of this Section 6.08 below, then Holdings may make Restricted Payments from the proceeds of any such dividends or distributions; provided further, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments.

(c) Notwithstanding the foregoing limitations:

(i) Holdings or the Borrower may pay dividends on its Equity Interests within 60 days of the declaration thereof if, on said declaration date, such dividends could have been paid in compliance with this Agreement; provided, however, that at the time of such payment of such dividend, no other Default or Event of Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

(ii) Holdings or the Borrower may make any Restricted Payment in exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of Holdings (other than Disqualified Preferred Stock and other than Equity Interests issued or sold to a Subsidiary of the Borrower or an employee stock ownership plan or trust established by the Borrower or any such Subsidiary for the benefit of their employees) or contributed in respect of such Equity Interests; provided, however, that

(1) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and

(2) the Capital Stock Sale Proceeds from such exchange or sale shall be excluded from the calculation pursuant to clause (iii)(2) above;

(iii) Holdings or the Borrower may purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Permitted Refinancing Debt; provided, however, that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments;

(iv) Holdings or the Borrower may (1) repurchase shares of, or options to purchase shares of, Equity Interests of Parent, the Borrower or any of the Borrower’s subsidiaries (or pay dividends to Parent to consummate any such repurchases) from current or former officers, directors or employees of Parent, the Borrower or any of its Subsidiaries (or permitted transferees of such current or former officers, directors or employees), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Parent Board or the Board of Directors under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such common stock, or (2) to make payments to current or former officers, directors or employees of Parent, the Borrower or any of its subsidiaries in respect of Federal, state and local taxes payable as a result of vesting of shares of, or options to purchase shares of, Equity Interests of Parent, the Borrower or any of the Borrower’s subsidiaries (including repurchases of shares of common stock of Parent or the Borrower deemed to occur upon the making of such payments); provided, however, that the aggregate amount of such payments in any calendar year shall not exceed the sum of (A) $5,000,000 plus (y) the aggregate amount of Restricted Payments permitted (but not made) in prior calendar years pursuant to this clause (iv) and (B) the amount of net cash proceeds received by the Borrower after the Effective Date from any payment under “key-man” life insurance policies obtained by the Borrower or a Subsidiary to insure the life of any director or officer of the Borrower or a Subsidiary; and provided further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(v) following the first IPO, Holdings or the Borrower may make payments to current or former officers, directors or employees of Parent, the Borrower or any of its subsidiaries in respect of Federal, state and local taxes payable as a result of vesting of shares of, or options to purchase shares of, Equity Interests of Parent (including repurchases of shares of common stock of Parent deemed to occur upon the making of such payments); provided, however, that such payments shall be included in the calculation of the amount of Restricted Payments;

(vi) the Borrower may pay dividends or make other distributions to Parent to be used by Parent:

(1) to pay its franchise taxes and other fees required to maintain its corporate existence;

(2) to pay for general corporate and overhead expenses (including salaries and other compensation of employees) incurred by Parent in the ordinary course of its business, provided that (x) such Restricted Payments shall not exceed $5,000,000 in any fiscal year and (y) no such funds shall be used for the payment of fees to the Sponsor or any Sponsor Affiliate; and

(3) to pay fees and expenses other than to Affiliates related to an unsuccessful equity or debt offering not prohibited by this Agreement;

provided, however, that such dividends shall be excluded in the calculation of the amount of Restricted Payments;

(vii) the Borrower may pay dividends or make distributions or advances to Parent to be used by Parent to pay Federal, state and local taxes payable by Parent and directly attributable to (or arising as a result of) the operations of the Borrower and the Subsidiaries; provided, however, that (A) the amount of such dividends shall not exceed the amount that the Borrower and its Subsidiaries would be required to pay in respect of such Federal, state or local taxes were the Borrower to pay such taxes as a stand-alone taxpayer (including any interest or penalties thereon) and (B) such dividends, distributions and advances pursuant to this clause (vii) are used by Parent for such purposes within 10 days of the receipt of such dividends; provided further, however, that such dividends, distributions and advances shall be excluded in the calculation of the amount of Restricted Payments;

(viii) the Borrower may pay dividends or make distributions or advances to Parent to be used by Parent to (A) satisfy net payments due under Hedging Obligations existing on the Effective Date in an aggregate amount not to exceed $30,000,000 in any period of four consecutive fiscal quarters through March 31, 2012 or (B) settle, terminate or purchase an offsetting position with respect to Hedging Obligations existing on the Effective Date in an aggregate amount not to exceed $30,000,000; provided, however, that if the Borrower pays dividends or makes distributions to Parent pursuant to clause (B), then no further dividends or distributions will be permitted pursuant to clause (A); provided further, however, that such dividends, distributions and advances shall be excluded in the calculation of the amount of Restricted Payments;

(ix) the Borrower may pay dividends or make distributions or advances to US Oncology Holdings, Inc. to repay, prepay, repurchase, redeem, defease or retire the Holdings Floating Rate Notes; provided, however, that after giving pro forma effect thereto the Consolidated Net Debt Ratio would be no greater than 5.00 to 1.00; provided further, however, that such dividends, distributions and advances shall be excluded in the calculation of the amount of Restricted Payments;

(x) the Borrower may make repurchases of shares of common stock of Parent deemed to occur upon the exercise of options to purchase shares of common stock of

Parent if such shares of common stock of Parent represent a portion of the exercise price of such options; provided, however, that such repurchases shall be excluded in the calculation of the amount of Restricted Payments;

(xi) the Borrower may make Restricted Payments in an amount which, when taken together with all Restricted Payments made pursuant to this clause (xi), does not exceed $40,000,000; provided, however, that at the time of each such Restricted Payment, no Default or Event of Default shall have occurred and be continuing (or result therefrom); provided further, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments; and

(xii) Holdings may make Restricted Payments in exchange for, or out of the proceeds of the substantially concurrent issuance of Qualified Holdings Notes so long as such Restricted Payments are used solely to repay, prepay, repurchase, redeem, defease or retire the Holdings Floating Rate Notes.

SECTION 6.09. Transactions with Affiliates. Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that are at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower, the Subsidiary Loan Parties and Affiliated Practices not involving any other Affiliate, (c) any Investment of the type contemplated by clauses (d), (i) or (o) of the definition of Permitted Investments, (d) any Indebtedness permitted to be Incurred under Section 6.01(b)(vii), (e) any Restricted Payment permitted to be made by Section 6.08, (f) loans or advances to employees permitted under clause (f) of the definition of Permitted Investments, (g) transactions between or among the Borrower or any of its Subsidiaries or any entity that becomes a Subsidiary as a result of such transaction, (h) so long as no Default described in Section 7.01(b) or no Event of Default has occurred and is continuing or would result therefrom, the Borrower may pay, or may pay cash dividends to enable Holdings or any other Parent to pay, (A) customary management, consulting or advisory fees to the Sponsor or any Sponsor Affiliates in an aggregate amount not greater than $1,000,000 (plus any portion of such $1,000,000 not paid in a prior year (beginning with fiscal year 2009)) during any fiscal year, (B) customary indemnities and expenses of the Sponsors or any Sponsor Affiliates and (C) fees in respect of any acquisitions or dispositions with respect to which the Sponsor or any Sponsor Affiliates acts as an adviser to Parent, the Borrower or any subsidiary in an amount not to exceed 2% of the value of any such transaction, (i) any contribution to the capital of Holdings by the Permitted Investors or any purchase of Equity Interests of Holdings by the Permitted Investors not prohibited by this Agreement, (j) the payment of reasonable fees to directors of Holdings, the Borrower or any Subsidiary who are not employees of Holdings, the Borrower or any Subsidiary, and compensation and employee benefit arrangements paid to, and reimbursement of out-of-pocket costs and indemnities provided for the benefit of, directors, officers or employees of Holdings, the Borrower or its Subsidiaries in the ordinary course of business, (k) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Borrower’s Board of Directors, (l) transactions set forth on Schedule 6.09, (m) employment and severance arrangements entered into in the ordinary course of business and approved by the Board of Directors or the Compensation Committee of the Board of Directors between Holdings, the Borrower or any Subsidiary and any employee thereof, (n) payment of the Transaction Costs, (o) the issuance or transfer of Equity Interests (other than Disqualified Preferred Stock) of Holdings or Qualified Preferred Stock of Holdings to any Permitted Investor, (p) payments to or from, and transactions with, any Permitted Joint Venture in the ordinary course of business and (q) any Investment of a type contemplated in clause (m), (n) or (q) of the definitions of Permitted Investment in a Subsidiary or Permitted Joint Venture.

SECTION 6.10. Restrictive Agreements. Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Holdings, the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary, provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, Senior Secured Notes Document, Existing Senior Subordinated Notes Document, Holdings Floating Rate Notes Document or documentation governing any Additional Subordinated Debt or Additional Second Lien Debt (in the case of any such Additional Subordinated Debt or Additional Second Lien Debt, to the extent not more restrictive than the provisions contained in the Senior Secured Notes Documents), (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (v) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof, (vi) clause (b) of the foregoing shall not apply to customary provisions in joint venture agreements (other than any such agreement in respect of a Permitted Real Estate Joint Venture) relating to purchase options, rights of first refusal or call or similar rights of a third party that owns Equity Interests in such joint venture and (vii) the foregoing shall not apply to customary provisions restricting assignment of any agreement entered into the ordinary course of business.

SECTION 6.11. Amendment of Material Documents. Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, amend, modify or waive any of its rights under (a) any Senior Secured Notes Document, any Existing Senior Subordinated Note Document or any Holdings Floating Rate Notes Document, (b) the Physician Notes or any Additional Physician Notes, (c) the documentation governing any Additional Subordinated Debt, (d) the documentation governing any Additional Second Lien Debt or (e) its certificate of incorporation, by-laws or other organizational documents, to the extent, in the case of clauses (a) through (e) above, such amendment, modification or waiver would be materially adverse to the interests of the Lenders.

SECTION 6.12. Leverage Ratio. The Borrower will not permit the Leverage Ratio as of the last day of any fiscal quarter set forth below to exceed the ratio set forth opposite such quarter below:

Fiscal Quarter Ending	Ratio
June 30, 2009, September 30, 2009, December 31, 2009 and March 31, 2010, June 30, 2010, September 30, 2010, December 31, 2010 and March 31, 2011	7.00:1.00
June 30, 2011 and September 30, 2011	6.50:1.00
December 31, 2011 and March 31, 2012	6.25:1.00
June 30, 2012 and thereafter	6.00:1.00

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default. If any of the following events (any such event, an “Event of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (a) of this Section) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made by or on behalf of Holdings, the Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect (except to the extent any such representation or warranty is qualified by “materially,” “Material Adverse Effect” or a similar term, in which case such representation or warranty shall prove to have been incorrect in any respect) when made or deemed made;

(d) Holdings or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, Section 5.03, Section 5.04 (with respect to the existence of Holdings, and the Borrower), Section 5.11 or Section 5.14 or in Article VI;

(e) Holdings, the Borrower or any Subsidiary Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (a), (b) or (d) of this Section), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f) Holdings, the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period);

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that this paragraph (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets (to the extent not prohibited under this Agreement) securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Holdings, the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect including, without limitation, Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”) or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) Holdings, the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, including, without limitation, the Bankruptcy Code, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any formal action for the purpose of effecting any of the foregoing;

(j) Holdings, the Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money (to the extent not paid or covered by insurance provided by a carrier that has acknowledged its obligation to pay such claim in writing and that has a credit rating of at least A by A.M. Best Company, Inc.) in an aggregate amount in excess of $25,000,000 shall be rendered against Holdings, the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Holdings, the Borrower or any Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the Subsidiaries in an aggregate amount exceeding $25,000,000;

(m) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral with a Fair Market Value in excess of $7,500,000, with the priority required by the applicable Security Document and such Default continues for 10 Business Days, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) as a result of the Administrative Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Collateral Agreement;

(n) any Loan Document shall for any reason be asserted by any Loan Party not to be a legal, valid and binding obligation of any party thereto;

(o) the Guarantees of the Obligations by Holdings and the Subsidiary Loan Parties pursuant to the Collateral Agreement shall cease to be in full force and effect (other than in accordance with the terms of the Loan Documents) or shall be asserted by Holdings, the Borrower or any Subsidiary Loan Party not to be in effect or not to be legal, valid and binding obligations;

(p) the Existing Senior Subordinated Notes, any Additional Subordinated Debt or any Guarantees thereof shall cease, for any reason, to be validly subordinated to the Obligations or the obligations of Holdings and the

Subsidiary Loan Parties in respect of their Guarantees under the Collateral Agreement, as applicable, as provided in the Existing Senior Subordinated Notes Documents or the documentation governing any Additional Subordinated Debt, as applicable, or any Loan Party or the holders of at least 25% in aggregate principal amount of the Existing Senior Subordinated Notes or any series of Additional Subordinated Debt shall so assert;

(q) a Change in Control shall occur; or

(r) any provision of the Intercreditor Agreement which is material to the interests of the Lenders shall cease to be in full force or effect (except in accordance with its terms);

then, and in every such event (other than an event with respect to the Borrower described in paragraph (h) or (i) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Loan Party, (iii) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents, and (iv) apply any cash collateral held by the Administrative Agent pursuant to the terms of the Loan Documents to the repayment of the Obligations; and in case of any event with respect to the Borrower described in paragraph (h) or (i) of this Section, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

SECTION 7.02. Exclusion of Immaterial Subsidiaries. Solely for the purposes of determining whether a Default has occurred under clause (h) or (i) of Section 7.01, any reference in any such clause to any Subsidiary shall be deemed not to include any Subsidiary affected by any event or circumstance referred to in any such clause that did not, as of the last day of the fiscal quarter of the Borrower most recently ended, have assets with a value in excess of 5% of the consolidated total assets of the Borrower and the Subsidiaries or 5% of the total revenues of the Borrower and the Subsidiaries as of such date, provided that if it is necessary to exclude more than one Subsidiary from clause (h) or (i) of Section 7.01 pursuant to this Section 7.02 in order to avoid an Event of Default thereunder, all excluded Subsidiaries shall be considered to be a single consolidated Subsidiary for purposes of determining whether the condition specified above is satisfied.

ARTICLE VIII

The Agents

SECTION 8.01. The Agents. (a) Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. For purposes of this Article VIII, all references to the Administrative Agent shall be deemed to be references to both the Administrative Agent and the Collateral Agent.

(b) The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

(c) The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship or other implied duties in respect of any Lender, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, the Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement or in any other Loan Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by Holdings, the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d) The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. If the Administrative Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of the Required Lenders.

(e) The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

(f)(i) Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time upon 15 days’ prior notice to the Lenders, the Issuing Bank and unless a Default or Event of Default exists, the Borrower. Any such resignation by an Administrative Agent hereunder shall also constitute its resignation as an Issuing Lender and the Swingline Lender, in which case the resigning Administrative Agent (x) shall not be required to issue any further Letters of Credit after delivering such notice or make any additional Swingline Loans after delivering such notice hereunder and (y) shall maintain all of its rights as Issuing Lender or Swingline Lender, as the case may be, with respect to any Letters of Credit issued by it, or Swingline Loans made by it, prior to the date of such resignation. Upon any such resignation, the Required Lenders shall have the right to appoint a successor which successor Administrative Agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default under Section 7.01(h) or (i). If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 15 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

(ii) The Required Lenders and the Borrower may at any time when the Administrative Agent has become the subject of a proceeding under any Debtor Relief Law, or had a receiver, conservator, trustee or custodian appointed for it, upon no less than 10 Business Days’ prior notice, replace the Administrative Agent. If the Administrative Agent is replaced pursuant to the preceding sentence, the Required Lenders shall have the right to appoint a successor which successor Administrative Agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default under Section 7.01(h) or (i), provided that the successor Administrative Agent shall not be the subject of a proceeding under any Debtor Relief Law, or had a receiver, conservator, trustee or custodian appointed for it and shall succeed to and become vested with all of the rights, powers, privileges and duties of the replaced Administrative Agent, and the replaced Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. The provisions of this Article VIII and Section 9.03 shall continue in effect for the benefit of such replaced Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the replaced Administrative Agent was acting as Administrative Agent. Any such replacement of an Administrative Agent hereunder shall automatically, and with no further action required on the part of the Administrative Agent, constitute the resignation of the Administrative Agent in its capacity as an Issuing Lender and the Swingline Lender, in which case the replaced Administrative Agent (x) shall not be required to issue any further Letters of Credit or make any additional Swingline Loans hereunder and (y) shall maintain all of its rights as Issuing Lender or Swingline Lender, as the case may be, with respect to any Letters of Credit issued by it, or Swingline Loans made by it, prior to the date of such replacement.

(g) Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, and to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of Holdings and its Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any promissory note in respect of the Obligations with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. The Administrative Agent shall not be responsible to any Lender or the holder of any promissory note in respect of the Obligations for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Loan Document or the financial condition of Holdings or any of its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, or the financial condition of Holdings or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default.

(h) The Lenders identified in this Agreement as the Syndication Agents and the Documentation Agent shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders. Without limiting the foregoing, neither any Syndication Agent nor the Documentation Agent shall have or be deemed to have a fiduciary relationship with any Lender.

(i) Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each Arranger is named as such for recognition purposes only, and in its capacity as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Loan Documents or the transactions contemplated hereby and thereby; it being understood and agreed that each Arranger shall be entitled to all indemnification and reimbursement rights in favor of the Administrative Agent as, and to the extent, provided for under Section 9.03. Without limitation of the foregoing, each Arranger shall not, solely by reason of this Agreement or any other Loan Documents, have any fiduciary relationship in respect of any Lender or any other Person.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to US Oncology, Inc., 10101 Woodloch Forest, The Woodlands, Texas 77380, Attention of Chief Financial Officer (Telecopy No. (832) 601-6506);

(ii) if to the Administrative Agent, to Deutsche Bank Trust Company Americas, 60 Wall Street, New York, New York 10005, Attention of Commercial Loan Division (Telecopy No. (732) 380-3355), with a copy to Deutsche Bank Trust Company Americas, 60 Wall Street, New York, New York 10005, Attention of Michael Mozer (Telecopy No. (212) 797-5690);

(iii) if to the Issuing Bank, to (i) Deutsche Bank Trust Company Americas, 60 Wall Street, New York, New York 10005, Attention of Charles Ferris (Telecopy No. (212) 797-0403) or (ii) JPMorgan Chase Bank, N.A. 10420 Highland Manor Drive, Floor 4, Tampa, Fl 33610-9128, Phone: 813-432-6339, Fax: 813-432-5161, Attention: Letter of Credit Department;

(iv) if to the Swingline Lender, to Deutsche Bank Trust Company Americas, 60 Wall Street, New York, New York 10005, Attention of Commercial Loan Division (Telecopy No. (732) 380-3355), with a copy to Deutsche Bank Trust Company Americas, 60 Wall Street, New York, New York 10005, Attention of Michael Mozer (Telecopy No. (212) 797-5690);

(v) if to the Collateral Agent, to Deutsche Bank Trust Company Americas, 60 Wall Street, New York, New York 10005, Attention of Michael Mozer (Telecopy No. (212) 797-5690); and

(vi) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the Administrative Agent (and, in the case of the Administrative Agent, by written notice to the Borrower). All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Bank, the Collateral Agent, the Swingline Lender or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank, the Collateral Agent, the Swingline Lender and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a

Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender, the Collateral Agent, the Swingline Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Except as provided in Section 2.20 with respect to an Incremental Facility Amendment, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders, provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the maturity of any Loan, the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender directly affected thereby, (v) change any of the provisions of this Section or the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (vi) release Holdings or any Subsidiary Loan Party from its Guarantee under the Collateral Agreement (except as provided in Section 9.16 or in the Collateral Agreement) or limit its liability in respect of such Guarantee, without the written consent of each Lender, or (vii) release all or substantially all the Collateral from the Liens of the Security Documents (except as provided in Section 9.16 or in the Collateral Agreement), without the written consent of each Lender, provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as applicable. In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all affected Lenders, if (i) the consent of the Supermajority Lenders to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this Section 9.02(b) being referred to as a “Non-Consenting Lender”) or (ii) any Lender becomes a Defaulting Lender, then, so long as the Lender that is acting as the Administrative Agent is not a Non-Consenting Lender or Defaulting Lender, at the Borrower’s request, any assignee that is acceptable to the Administrative Agent shall have the right, with the Administrative Agent’s consent, to purchase from such Non-Consenting Lender or Defaulting Lender, and such Non-Consenting Lender or Defaulting Lender agrees that it shall, upon the Borrower’s request, sell and assign to such assignee, at no expense to such Non-Consenting Lender or Defaulting Lender, all the Commitments and Exposure of such Non-Consenting Lender or Defaulting Lender for an amount equal to the principal balance of all Revolving Loans (and funded participations in Swingline Loans and unreimbursed LC Disbursements) held by such Non-Consenting Lender or Defaulting Lender and all accrued interest and fees with respect thereto through the date of sale (including amounts under Section 2.15, 2.16 and 2.17), such purchase and sale to be consummated pursuant to an executed Assignment and Assumption in accordance with Section 9.04(b) (which Assignment and Assumption need not be signed by such Non-Consenting Lender or Defaulting Lender).

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Agents and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the Agents, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with any Back-Stop Arrangements entered into by such Persons and the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses, incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Additionally, the Borrower agrees to reimburse the Administrative Agent and the Collateral Agent for all reasonable third party administrative and examination expenses relating to the Collateral securing the Obligations (including, without limitation, the one-time examination, auditing and consulting services provided by FTI, Inc. in connection with the preparation of this Agreement).

(b) The Borrower shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any Mortgaged Property or any other property currently or formerly owned or operated by the Borrower or any of its Subsidiaries, or any actual or alleged Environmental Liability related in any way to the Borrower or any of its Subsidiaries or their respective properties or operations, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as applicable, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as applicable, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the aggregate Exposures and unused Commitments at the time.

(d) To the extent permitted by applicable law, neither Holdings nor the Borrower shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than three Business Days after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than to Holdings, the Borrower or any of their Affiliates) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(1) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other assignee; and

(2) the Administrative Agent;

(3) the Issuing Bank; and

(4) the Swingline Lender.

(ii) Assignments shall be subject to the following conditions:

(1) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(2) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of such assigning Lender’s Commitments or Loans;

(3) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(4) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

For purposes of this Section 9.04(b), the terms “Approved Fund” and “CLO” have the following meanings:

“Approved Fund” means (a) a CLO and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“CLO” means any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course and is administered or managed by a Lender or an Affiliate of such Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Banks or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it), provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

(iii) Any Lender may at any time pledge, assign or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge, assignment or grant to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge, assignment or grant of a security interest, provided that no such pledge, assignment or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The applicable Lender shall notify the Borrower and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each of Holdings and the Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against Holdings, the Borrower or their respective properties in the courts of any jurisdiction.

(c) Each of Holdings and the Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or self-regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than Holdings or the Borrower, provided that such source is not actually known by such disclosing party to be bound by an agreement containing provisions substantially the same as those contained in this Section. For the purposes of this Section, the term “Information” means all information received from Holdings or the Borrower relating to Holdings or the Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by Holdings or the Borrower, provided that, in the case of information received from Holdings, the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14. USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law

October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

SECTION 9.15. INTERCREDITOR AGREEMENT. (a) EACH LENDER AUTHORIZES AND INSTRUCTS THE COLLATERAL AGENT TO ENTER INTO THE SECURITY DOCUMENTS AND THE INTERCREDITOR AGREEMENT ON BEHALF OF THE LENDERS, AND TO TAKE ALL ACTIONS (AND EXECUTE ALL DOCUMENTS) REQUIRED (OR DEEMED ADVISABLE) BY IT IN ACCORDANCE WITH THE TERMS OF THE SECURITY DOCUMENTS AND THE INTERCREDITOR AGREEMENT.

(b) EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NEITHER THE ADMINISTRATIVE AGENT NOR THE COLLATERAL AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENT.

(c) EACH LENDER AUTHORIZES THE COLLATERAL AGENT TO ENTER INTO THE INTERCREDITOR ARRANGEMENTS REASONABLY SATISFACTORY TO THE COLLATERAL AGENT SETTING FORTH THE NECESSARY LIEN PRIORITIES CONTEMPLATED BY SECTION 6.02(xv) AND (xvi).

SECTION 9.16. Release of Collateral. (a) Upon any sale or other transfer by any Loan Party of any Collateral that is permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 9.02 of this Agreement, the security interest in such Collateral shall be automatically released.

(b) Upon the addition of a Succeeding Holdings in accordance with Section 5.16 and satisfaction by such Succeeding Holdings of the Collateral and Guarantee Requirement, US Oncology Holdings, Inc. shall be automatically released from all of its obligations under the Security Documents.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

US ONCOLOGY, INC.,
as Borrower,

By:	/s/ Michael A. Sicuro
Name:	Michael A. Sicuro
Title:	Chief Financial Officer &
Executive Vice President

US ONCOLOGY HOLDINGS, INC.,

By:	/s/ Michael A. Sicuro
Name:	Chief Financial Officer &
Title:	Executive Vice President

DEUTSCHE BANK TRUST COMPANY AMERICAS, individually and as Administrative Agent,

By:	/s/ Evelyn Thierry
Name:	Evelyn Thierry
Title:	Vice President

By:	/s/ Omayra Laucella
Name:	Omayra Laucella
Title:	Vice President

signature page to US Oncology Credit Agreement

MORGAN STANLEY SENIOR FUNDING, INC.,
as Syndication Agent,

By:	/s/ Peter Zippelius
Name:	Peter Zippelius
Title:	Authorized Signatory

signature page to US Oncology Credit Agreement

WELLS FARGO BANK, N.A.,
as Syndication Agent,

By:	/s/ Elizabeth M. Fagan
Name:	Elizabeth M. Fagan
Title:	Vice President

signature page to US Oncology Credit Agreement

JPMORGAN CHASE BANK, N.A,
as Documentation Agent,

By:	/s/ Dawn L. LeeLum
Name:	Dawn L. LeeLum
Title:	Executive Director

signature page to US Oncology Credit Agreement

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:	/s/ Dawn L. LeeLum
Name:	Dawn L. LeeLum
Title:	Executive Director

signature page to US Oncology Credit Agreement

MORGAN STANLEY SENIOR FUNDING, INC.,
as a Lender

By:	/s/ Peter Zippelius
Name:	Peter Zippelius
Title:	Authorized Signatory

signature page to US Oncology Credit Agreement

WELLS FARGO BANK, N.A.,
as a Lender

By:	/s/ Elizabeth M. Fagan
Name:	Elizabeth M. Fagan
Title:	Vice President

signature page to US Oncology Credit Agreement